                           SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
1934

Filed by the Registrant |X|

Filed by a Party other than the Registrant |_|

Check the appropriate box:

|_|      Preliminary Proxy Statement

|_| Confidential, for Use of the Commission Only (as permitted by Rule 14a-7(e)(2))

|X|      Definitive Proxy Statement

|_|      Definitive Additional Materials

|_|      Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                              Bernard Chaus, Inc.
-------------------------------------------------------------------------------

               (Name of Registrant as Specified In Its Charter)

-------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|    No fee required

|_|    Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

       1)       Title of each class of securities to which transaction applies:

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       2)       Aggregate number of securities to which transaction applies:

-------------------------------------------------------------------------------


       3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

-------------------------------------------------------------------------------


       4)       Proposed maximum aggregate value of transaction:

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       5)       Total fee paid:

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|_|    Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       1)       Amount Previously Paid:

       2)       Form, Schedule or Registration Statement No.:

       3)       Filing Party:

       4)       Date Filed:

                             BERNARD CHAUS, INC.
                               --------------
                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                               --------------
   The Annual Meeting of Stockholders of Bernard Chaus, Inc. (the "Company"), a New York corporation, will be held on December 8, 1997 at 10:30 a.m. at Rihga Royal Hotel, 151 West 54th Street, New York, New York, Winter Garden Room, mezzanine level, for the following purposes:

   1. To elect five directors of the Company to serve until the next Annual Meeting of Stockholders and until their respective successors have been elected and qualified.

   2. To approve an amendment to the Company's Certificate of Incorporation, as amended (the "Charter"), to effect a reverse stock split of the Company's Common Stock such that every ten (10) shares of Common Stock outstanding on the effective date of such reverse stock split would be converted into one (1) share of common stock, $.01 par value ("Common Stock").

   3. To approve the sale by the Company to Josephine Chaus of an aggregate of up to 19,246,705 shares of Common Stock consisting (i) of 10,510,910 shares of Common Stock of the Company (on a post stock-split basis), in exchange for approximately $40.5 million of the Company's indebtedness to Josephine Chaus consisting of $28.0 million of existing subordinated indebtedness (including accrued interest through January 15, 1998) and $12.5 million of indebtedness which will be owed to her; (ii) in connection with the exercise by Josephine Chaus of her full $10.0 million subscription in a rights offering to all holders of Common Stock of the Company (the "Rights Offering"), of 6,988,635 shares of Common Stock of the Company (on a post stock-split basis); and (iii) of up to 1,747,160 shares of Common Stock of the Company (on a post stock-split basis), in connection with the standby commitment of Josephine Chaus to subscribe for up to an additional $2.5 million of Common Stock of the Company if and to the extent that the Company's other stockholders do not purchase at least that amount in the Rights Offering, each at a purchase price equal to $1.4309 per share (determined by the Company and management, and unanimously approved by the disinterested members of the Company's Board of Directors). Proceeds from such sales shall be used to retire a portion of the existing indebtedness.

   4. To approve the adoption by the Company of the Bernard Chaus, Inc. 1998 Stock Option Plan.

   5. To ratify the appointment of Deloitte & Touche as auditors of the Company to serve for the fiscal year ending June 30, 1998.

   6. To transact such other business as may properly come before the meeting or any adjournments thereof.

   Stockholders of record at the close of business on October 10, 1997 are entitled to notice of and will be entitled to vote at the meeting.

   YOU ARE REQUESTED TO FILL IN, DATE AND SIGN THE ENCLOSED PROXY, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY, AND TO MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                                          By Order of the Board of Directors,
                                          Barton Heminover
                                          Assistant Secretary

New York, New York
November 12, 1997

------------------------------------------------------------------------------
 IMPORTANT: PLEASE SIGN, DATE AND RETURN YOUR PROXY CARD IN THE
 SELF-ADDRESSED, STAMPED ENVELOPE ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE
 IS REQUIRED IF MAILED WITHIN THE UNITED STATES.
------------------------------------------------------------------------------

                             BERNARD CHAUS, INC.
                               --------------
              PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
                               DECEMBER 8, 1997

   This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Bernard Chaus, Inc., a New York corporation (the "Company"), to be used at the Annual Meeting of Stockholders which will be held on December 8, 1997 at 10:30 a.m. at the Rihga Royal Hotel, 151 West 54th Street, New York, New York, Winter Garden Room, mezzanine level, and any adjournments or postponements thereof.

   Stockholders who execute proxies retain the right to revoke them at any time by notice in writing to the Assistant Secretary of the Company or by revocation in person at the meeting; unless so revoked, the shares represented by proxies will be voted at the meeting in accordance with the directions given therein. If no directions are given, proxies will be voted
(i) FOR the election of the nominees named below under the caption "Election of Directors -- Nominees for Election", (ii) FOR the approval of an amendment to the Company's Certificate of Incorporation, as amended (the "Charter"), to effect a reverse stock split (the "Stock Split") of the Company's Common
Stock such that every ten (10) shares of Common Stock outstanding on the effective date of such reverse stock split would be converted into one (1) share of common stock, of the Company, $.01 par value (the "Common Stock"),
(iii) FOR the approval of the sale by the Company to Josephine Chaus ("J. Chaus", "Josephine Chaus", or "Ms. Chaus") of an aggregate of up to 19,246,705 shares of Common Stock consisting (a) of 10,510,910 shares, on a post Stock Split basis, of Common Stock of the Company, in exchange for approximately $40.5 million of the Company's indebtedness to Josephine Chaus consisting of $28.0 million of existing subordinated indebtedness (including accrued interest through January 15, 1998) and $12.5 million of indebtedness which will be owed to her, (b) in connection with the exercise by Josephine Chaus of her full $10.0 million subscription in a rights offering to all holders of Common Stock of the Company (the "Rights Offering"), of 6,988,635 shares of Common Stock of the Company, on a post Stock Split basis, and (c) of up to 1,747,160 shares of Common Stock of the Company, on a post Stock Split basis, in connection with the standby commitment by Josephine Chaus to subscribe for up to an additional $2.5 million of Common Stock if and to the extent that the Company's other stockholders do not purchase at least that amount in the Rights Offering, (iv) FOR the adoption by the Company of the Bernard Chaus, Inc. 1998 Stock Option Plan (the "1998 Stock Option Plan"), (v) FOR the ratification of the appointment of Deloitte & Touche as auditors for the Company's fiscal year ending June 30, 1998, and (vi) in the discretion of the proxies named on the proxy card with respect to such other business as may properly come before the meeting and any adjournments or postponements thereof. All share data in this Proxy Statement, unless otherwise noted, gives effect to the proposed Stock Split.

   The principal executive offices of the Company are located at 1410 Broadway, New York, New York 10018. The approximate date on which this Proxy Statement and the enclosed form of proxy were first sent or given to stockholders was November 13, 1997.

   Stockholders of record at the close of business on October 10, 1997 are entitled to notice of and will be entitled to vote at the meeting. On October 28, 1997 there were outstanding 26,277,274 shares of the Common Stock of the Company without giving effect to the proposed Stock Split. Each share of Common Stock is entitled to one vote.

                              VOTING PROCEDURES

   Under the New York Business Corporation Law (the "BCL") and the Company's By-Laws, the presence, in person or by proxy, of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum of the stockholders to take action at the Annual Meeting. Abstentions and broker non-votes are counted as shares present in the determination of whether the shares of Common Stock represented at the Annual Meeting constitute a quorum. Once a quorum of the stockholders is established, under the BCL and the Company's By-Laws, the directors standing for election must be elected by a plurality of the votes cast. Under the BCL an amendment to the Company's Charter must be approved by a majority of the shares issued and outstanding and entitled to vote at the meeting. Any other action to be taken must be approved by a majority of the votes cast. For voting purposes, abstentions and broker non-votes will not be counted in determining whether the directors standing for election have been elected or whether any other action has been approved.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table represents information with respect to the persons who are known to the Company to be the beneficial owners of more than five percent of the Common Stock as of October 28, 1997.

                                               AMOUNT BENEFICIALLY
                                                OWNED IF THE SHARE
                         AMOUNT       PERCENT    ISSUE PROPOSALS     PERCENT
NAME AND ADDRESS OF   BENEFICIALLY      OF       CONTAINED HEREIN       OF
BENEFICIAL OWNER         OWNED*        CLASS      ARE APPROVED*       CLASS
-------------------  -------------- ---------  ------------------- ----------
Josephine Chaus (1).    1,696,721(2)   57.0%        18,848,415(3)(4)   69.5%
1410 Broadway                                       20,595,575(3)(5)   94.2%
New York, NY 10018

------------
*      On a post Stock Split basis.
(1) All shares listed are owned of record and beneficially, with sole investment and voting power, except that, with respect to 11,800 shares included in such amount, Josephine Chaus shares power to vote and dispose of such shares with Daniel Rosenbloom which are held by them as co-trustees for her children.
(2) Includes 347,851 shares of Common Stock purchasable upon exercise of outstanding warrants. Because of her stock ownership and positions with the Company, Josephine Chaus may be deemed a control person of the Company.
(3) Does not include 347,851 shares of Common Stock purchasable upon exercise of outstanding warrants because Ms. Chaus has agreed to surrender such warrants as part of the Restructuring (as defined below). See "Recent Development -- The Restructuring" and "Certain Transactions -- Josephine Chaus" below. Includes 10,510,910 shares of Common Stock issuable to Ms. Chaus upon conversion of approximately $40.5 million of the Company's indebtedness to Ms. Chaus consisting of $28.0 million of existing subordinated indebtedness (including accrued interest through January 15, 1998) and $12.5 million of indebtedness which will be owed to her prior to the consummation of the Restructuring. See "Recent Development -- The Restructuring" and "Approval of Sale of Common Stock to Josephine Chaus."
(4) Assuming the subscription by Josephine Chaus for all rights issued to her in the Rights Offering pursuant to her Purchase Commitment (as defined below). See "Recent Development -- The Restructuring."
(5) Assuming the subscription by Ms. Chaus for an additional $2.5 million of rights in the Rights Offering pursuant to her Standby Commitment (as defined below). See "Recent Development -- The Restructuring."

   The following table presents information as of October 28, 1997 with respect to the number of shares of Common Stock beneficially owned by each of the current directors of the Company and each Named Executive Officer (as defined herein), other than Josephine Chaus whose ownership is shown in the table above, and all of the directors and executive officers of the Company as a group. The information below stating amounts beneficially owned and percent of class owned includes options exercisable within 60 days.

                                                                   AMOUNT
                                                             BENEFICIALLY OWNED
                                                                IF THE SHARE
                                      AMOUNT                      PROPOSALS
                                   BENEFICIALLY    PERCENT    CONTAINED HEREIN    PERCENT
NAME                                OWNED (1)**    OF CLASS    ARE APPROVED**     OF CLASS
--------------------------------  -------------- ----------  ------------------ ----------
DIRECTORS:
Philip G. Barach (2).............        1,500        *               1,500           *
Andrew Grossman..................      100,000(3)     3.8%               --(8)        *
S. Lee Kling (4).................        3,800        *               3,800           *
Harvey M. Krueger (5)............        6,000        *               6,000           *
NAMED EXECUTIVE
OFFICERS:
Barton Heminover (6).............          750        *                 750           *
All directors and executive
 officers as a group (6 persons)     1,808,771(7)    58.6%       18,860,465(8),(9), 69.4%
                                                                           (10)
                                                                 20,607,625(8),(9), 93.9%
                                                                           (11)

------------
*       Less than one percent.
**      On a post Stock Split basis.
(1) Except as otherwise indicated below, the persons listed have advised the Company that they have sole voting and investment power with respect to the securities listed as owned by them.
(2) Includes options to purchase 1,000 shares of Common Stock under the Bernard Chaus, Inc. 1986 Stock Option Plan, as amended (the "1986 Stock Option Plan").
(3) Includes options to purchase 100,000 shares of Common Stock under the Grossman Option Plan (as defined herein)
(4) Includes options to purchase 2,000 shares of Common Stock under the 1986 Stock Option Plan.
(5) Includes options to purchase 5,000 shares of Common Stock under the 1986 Stock Option Plan.
(6) Consists of options to purchase 750 shares of Common Stock under the 1986 Stock Option Plan.
(7) Includes beneficial ownership of Josephine Chaus; also includes options to purchase an aggregate of 112,050 shares of Common Stock under the employee and director stock option plans, consisting of 12,050 shares of Common Stock under the 1986 Stock Option Plan and options to purchase 100,000 shares of Common Stock under the Grossman Option Plan.
(8) Does not include options to purchase 100,000 shares of Common Stock under the Grossman Option Plan, because Mr. Grossman has agreed in principle to relinquish all of his rights to his existing options, to the extent that they have not been exercised prior to the consummation of the Restructuring. The Company and Mr. Grossman are currently negotiating amendments to his employment agreement. It is anticipated that such amendments will, among other things, include the grant of new stock options in substitution for his existing stock options. See "Recent Development -- The Restructuring" and "Executive Compensation -- Employment Arrangements" below.
(9) Does not include 347,851 shares of Common Stock purchasable upon exercise of outstanding warrants, because Ms. Chaus has agreed to surrender such warrants as part of the Restructuring. See "Recent Development -- The Restructuring" and "Certain Transactions -- Josephine Chaus" below. Includes 10,510,910 shares of Common Stock issuable to Ms. Chaus upon conversion of approximately $40.5 million of the Company's indebtedness to Josephine Chaus consisting of $28.0 million of existing subordinated indebtedness (including accrued interest through January 15, 1998) and $12.5 million of indebtedness which will be owed to her prior to the consummation of the Restructuring. See "Approval of Sale of Common Stock to Josephine Chaus."
(10) Includes beneficial ownership of Josephine Chaus assuming the subscription by Josephine Chaus for $10 million of 6,988,635 shares of Common Stock upon exercise of all rights issued to her in the Rights Offering pursuant to her Purchase Commitment (as defined below); includes options to purchase an aggregate of 12,050 shares of Common Stock under the 1986 Stock Option Plan.
(11) Includes beneficial ownership of Josephine Chaus assuming the subscription by Ms. Chaus for an additional $2.5 million of an additional 1,747,160 shares of Common Stock upon exercise of rights in the Rights Offering pursuant to her Standby Commitment (as defined below); includes options to purchase an aggregate of 12,050 shares of Common Stock under the 1986 Stock Option Plan; and does not include options to purchase 100,000 shares of Common Stock under the Grossman Option Plan because such options shall be terminated as part of the Restructuring. See "Recent Development -- The Restructuring" and "Executive Compensation -- Employment Arrangements."

                    RECENT DEVELOPMENT -- THE RESTRUCTURING

   In June 1997, the Company announced a proposed restructuring program to be implemented by the Company. In September 1997, the disinterested members of the Board of Directors of the Company unanimously approved the restructuring plan (the "Restructuring") pursuant to which:

   (i) the Company will seek to raise up to $20.0 million, but not less than $12.5 million, of equity through the Rights Offering;

   (ii) approximately $40.5 million of the Company's indebtedness to Ms. Chaus, consisting of $28.0 million of existing subordinated indebtedness (including accrued interest through January 15, 1998) and $12.5 million of indebtedness which will be owed to Josephine Chaus, will be converted into Common Stock of the Company (the "Conversion Commitment");

   (iii) a new revolving credit facility (the "New Revolving Facility"), and a new term loan facility (the "New Term Loan", and together with the New Revolving Facility, the "new Financing Agreement") was entered into with BNY Financial Corporation ("BNYF"), the Company's current working capital lender, on October 10, 1997; and

   (iv) the Company will implement the proposed Stock Split.

   Consummation of the Restructuring is subject to (i) the approval by the Company's stockholders of (a) the Stock Split, (b) the issuance of 10,510,910 shares of Common Stock of the Company to J. Chaus in connection with the Conversion Commitment, (c) the sale by the Company of 6,988,635 shares to J. Chaus in connection with the Purchase Commitment, and (d) the sale by the Company of up to 1,747,160 shares to J. Chaus in connection with the Standby Commitment, and (ii) the absence of any litigation or governmental action challenging or seeking to enjoin the Rights Offering which in the sole judgment of the Company makes it inadvisable to proceed with the Rights Offering. Accordingly, until such conditions are satisfied, there can be no assurance that the Restructuring will be consummated. It is presently contemplated that the Restructuring will be consummated by January 15, 1998. Ms. Chaus, Chairwoman of the Board, a principal stockholder of the Company, and the owner of a majority of the Company's Common Stock, has advised the Company that she intends to vote her shares in favor of all matters relating to the Restructuring, thereby assuring stockholder approval of such matters.

THE RIGHTS OFFERING

   The Company will offer each of Ms. Chaus, and the Company's other stockholders, the right (collectively, the "Rights") to subscribe for up to $10.0 million of newly issued Common Stock, for a total of up to $20.0 million of additional equity. The proceeds of the Rights Offering will be used to repay amounts due under the New Financing Agreement. Subject to stockholder approval, Ms. Chaus has agreed to exercise her full $10.0 million subscription (the "Purchase Commitment") and to subscribe for up to an additional $2.5 million of Common Stock (the "Standby Commitment"), if and to the extent that the Company's other stockholders do not purchase at least that amount of stock in the Rights Offering. As described below, it is anticipated that Ms. Chaus will satisfy her $10.0 million Purchase Commitment through the contribution of funds currently used as credit support for the Company's Bank Debt (as defined below). The Rights will be distributed, at no cost to the stockholders, following the effectiveness of a registration statement which was initially filed with the Securities and Exchange Commission on October
30, 1997. The Rights, which will be transferable (other than those distributed to Ms. Chaus), will entitle the holders to purchase Common Stock for a specified period of days (to be determined) after the Rights Offering commences.

   The information contained herein does not constitute an offering, and no securities, including, without limitation, the Rights, are being offered hereby. The Rights Offering will only be made by a prospectus filed with the Securities and Exchange Commission.

   Currently, Ms. Chaus beneficially owns approximately 57% of the Common Stock of the Company.

Upon the conversion of indebtedness owed by the Company to Ms. Chaus, and prior to the Rights Offering, which is described below, she will beneficially own approximately 90.3% of the Common Stock of the Company. Depending on the number of Rights exercised by stockholders of the Company, other than Ms. Chaus, following completion of the Rights Offering, Ms. Chaus will beneficially own between approximately 69.5% and 94.2% of the Common Stock of the Company.

EXCHANGE OF THE COMPANY'S INDEBTEDNESS OWED TO MS. CHAUS FOR EQUITY
SECURITIES

   Pursuant to the terms of the Restructuring, subject to stockholder approval, approximately $40.5 million of the Company's indebtedness to Ms. Chaus, consisting of $28.0 million of existing subordinated indebtedness (including accrued interest through January 15, 1998) and $12.5 million of indebtedness which will be owed to Ms. Chaus after the Subrogated Loan (as defined below) is extended by her, will be converted into 10,510,910 shares of Common Stock of the Company on a post Stock Split basis.

RESTRUCTURING OF BANK DEBT

   The senior secured bank debt owing to BNYF by the Company, as of September 30, 1997 (the "Bank Debt") consisted of approximately (i) $57.5 million in respect of direct borrowings, and (ii) $17.5 million in respect of letters of credit.

   In the Restructuring, the $57.5 million in respect of direct borrowings by the Company has been and will be refinanced as follows: (i) $15.0 million has been refinanced by BNYF pursuant to the terms of the New Term Loan; (ii) approximately $20.0 million has been refinanced under the terms of the New Revolving Facility; (iii) $12.5 million in respect of borrowings previously guaranteed by Ms. Chaus will be satisfied in full out of proceeds from a loan made by BNYF to Ms. Chaus (the "BNYF--J. Chaus Loan"), and Ms. Chaus shall become subrogated to the rights of BNYF with respect to such loan amount (the "Subrogated Loan") until the Subrogated Loan is exchanged for equity, as set forth above; and (iv) $10.0 million will be satisfied in full out of proceeds received from the Rights Offering pursuant to the Purchase Commitment.

   Under the terms of the Restructuring, approximately $17.5 million of Bank Debt owing to BNYF in respect of letters of credit has been refinanced by BNYF pursuant to the terms of the New Financing Agreement.

   As an inducement to BNYF to enter into the New Financing Agreement, Ms. Chaus has agreed with BNYF that she will purchase, at the option of BNYF, a $2.5 million junior participation in the New Financing Agreement between the Company and BNYF, in the event that (i) an event of default occurs under the New Financing Agreement prior to May 15, 1998, or (ii) the Rights Offering is not consummated prior to May 15, 1998 (the "Bank Debt Put").

WARRANTS AND OPTIONS

   In connection with the Restructuring, (i) Andrew Grossman, the Company's Chief Executive Officer, has agreed in principle to relinquish all of his rights to his existing options, to the extent that they have not been exercised prior to the consummation of the Restructuring, and (ii) Ms. Chaus has agreed in principle to relinquish all of her rights to her existing warrants, to the extent that they have not been exercised prior to the consummation of the Restructuring.

   The Company currently intends that employees holding options will be offered the right to exchange such options for new options.

OTHER CREDITORS OF THE COMPANY; OTHER MATTERS IN CONNECTION WITH
RESTRUCTURING

   Under the proposed Restructuring, the Company's existing trade claims, which are primarily held by the Company's customers and vendors, would be unaffected.

   The Company and Mr. Grossman are currently negotiating amendments to his employment agreement and it is anticipated that a restated and amended employment agreement will be executed in the near term. It is expected that such amendments, among other things, will include a cash bonus based upon the Company's performance, the grant of new stock options in substitution for his existing stock options, and the waiver by Mr. Grossman of his entitlement to five percent (5%) of the Company's annual net profits, as currently provided in his employment agreement.

                            ELECTION OF DIRECTORS

NOMINEES FOR ELECTION

   Five directors will be elected at the meeting to serve until the next annual meeting of stockholders and until their respective successors have been elected and qualified.

   EACH PROXY RECEIVED WILL BE VOTED FOR THE ELECTION OF THE NOMINEES NAMED BELOW UNLESS OTHERWISE SPECIFIED IN THE PROXY. Josephine Chaus possesses the power to vote more than 50% of the outstanding shares of the Common Stock. Accordingly, the affirmative vote of Josephine Chaus is sufficient to approve the election of these nominees. Josephine Chaus has advised the Company that she intends to vote all of her shares in favor of such election.

   At this time, the Board of Directors of the Company knows of no reason why any nominee might be unable to serve. Except as indicated below, there are no arrangements or understandings between any director and any other person pursuant to which such person was selected as a director or nominee.

   The following table sets forth certain information with respect to the nominees for director:

 NAME OF NOMINEE    AGE   DIRECTOR SINCE
-----------------  ----- --------------
Josephine Chaus ..   46        1977
Andrew Grossman ..   38        1994
S. Lee Kling......   68        1989
Harvey M.
 Krueger..........   68        1992
Philip G. Barach .   67        1993

   Josephine Chaus has been an employee of the Company in various capacities since its inception. She has been a director of the Company since 1977, President from 1980 to February 1993, Chief Executive Officer from 1991 through September 1994, Chairwoman of the Board since 1991 and member of the Office of the Chairman since September 1994. Members of the two-person Office of the Chairman preside at all meetings of stockholders and the Board of Directors of the Company, make such reports concerning the Company as the Board of Directors shall direct, and have such other powers and perform such other duties as are from time to time assigned to them by the Board of Directors. In addition, the Chief Executive Officer reports to both members of the Office of the Chairman (except in the case of a Chief Executive Officer who also is a member of the Office of the Chairman, as is the case with Mr. Grossman, in which event the Chief Executive Officer reports to the other member of the Office of the Chairman).

   Andrew Grossman was appointed a director of the Company on September 13, 1994. He has been employed by the Company since September 28, 1994 as its Chief Executive Officer and member of the Office of the Chairman (for a description of the role and responsibilities of the Office of the Chairman, see "--Josephine Chaus" above), pursuant to a five-year employment agreement. The agreement provides that Mr. Grossman shall (a) be nominated to serve as a director of the Company without additional compensation during each year of the term of his employment agreement, (b) serve as the Chief Executive Officer and a member of the Office of the Chairman of the Company, which office also consists of Josephine Chaus and (c) upon expiration of the term of the agreement, resign as a director of the Company. In connection with the execution of Mr. Grossman's employment agreement, Josephine Chaus agreed to vote all her shares of Common Stock at each annual meeting of stockholders held during the term of the agreement in favor of his re-election to the Board of Directors of the Company. See "Executive Compensation--Employment Arrangements." Prior to November 1994, Mr. Grossman was President from 1991 to 1994 and Executive Vice President from 1990 to 1991 of Jones Apparel Group, a manufacturer of women's apparel, and Vice President of Merchandising for Jones New York from 1987 through 1990. Prior to joining Jones, Mr. Grossman was employed by Willi Wear Ltd., Herbert Grossman Enterprises, the Ralph Lauren Womens Wear division of Bidermann Industries, Inc. and the Evan Picone division of Palm Beach Inc.

   S. Lee Kling was elected a director of the Company on February 22, 1989. He has served since 1991 as Chairman of the Board of Kling Rechter & Company, a merchant banking company which works in partnership with First Chicago Equity Capital Corp. and serves as Vice Chairman of Willis Corroon Corp. of Missouri ("Willis Corroon"). See "Certain Transactions." Mr. Kling served as Chairman of the Board of Landmark Bancshares Corporation, a bank holding company in St. Louis, Missouri until December 1991 when the company merged with Magna Group, Inc. He had served in such capacity with Landmark since 1974 and had also served as Chief Executive Officer of Landmark from 1974 through October 1990 except for the period from May 1978 to January 1979 when he served as Assistant Special Counselor on Inflation for the White House and Deputy for Ambassador Robert S. Strauss. Mr. Kling serves on the Boards of Directors of Magna Group, Inc., a multi-bank holding company; Galoob
Toys, Inc., a toy manufacturer; E-Systems, Inc., an electronic equipment manufacturer; Falcon Products, Co., a furniture and fixtures manufacturer; Top Air Manufacturing Inc., a manufacturer of agricultural equipment; National Beverage Corp., a beverage manufacturer; and Hanover Direct, Inc., a catalog and mail order company.

   Harvey M. Krueger was appointed a director of the Company on January 2, 1992. He has been a Senior Managing Director of Lehman Brothers, Inc. ("Lehman Brothers"), an investment banking firm, since May 1984. See "Certain Transactions." From December 1977 to May 1984, he was Managing Director of Lehman Brothers Kuhn Loeb, Inc. From 1965 to 1977, he was a Partner of Kuhn Loeb & Co. and in 1977, he served as President and Chief Executive Officer of Kuhn Loeb & Co.

   Philip G. Barach was appointed a director of the Company on November 26, 1993. He was, from July 1968 to March 1990 the Chief Executive Officer of U.S. Shoe Corp., a shoe manufacturer. In addition, Mr. Barach served as Chairman of the board of directors of U.S. Shoe Corp. from March 1990 to March 1993. Mr. Barach currently serves as a director of Union Central Life Insurance Company, an insurance carrier, and serves as a director of Glimcher Real Estate Investment Trust, a real estate company, R.G. Barry, a manufacturer of thermal comfort products, and Syms Corp., an off-price clothing retail company, all of which are public companies.

   The Board of Directors of the Company has standing Audit and Compensation Committees. Messrs. Kling and Krueger are members of the Audit Committee and served as members of the Audit Committee during fiscal 1997. Messrs. Barach, Kling and Krueger are members of the Compensation Committee and served as members of the Compensation Committee during fiscal 1997. None of Messrs. Kling, Krueger or Barach is an employee of the Company. The Company does not have a standing Nominating Committee.

   The Compensation Committee is charged by the Board of Directors with administering, reviewing and recommending changes in the Company's incentive compensation plans for its executives and submitting such plans to the Board of Directors for approval, allocating bonuses, determining the individuals to whom stock options are to be granted, the number of shares subject to grant and the terms of such operations, and recommending to the Board any changes in the compensation of any employee of the Company whose annual compensation exceeds $150,000. The Compensation Committee met or acted by written consent on four occasions during fiscal 1997.

   The Audit Committee has such powers as may be assigned to it by the Board of Directors from time to time and is charged with recommending annually to the Board of Directors the independent auditors to be retained by the Company, reviewing the audit plan with the auditors, reviewing the results of the audit with the officers of the Company and its auditors and reviewing with the officers and internal auditors of the Company the scope and nature of the Company's internal auditing system. The Audit Committee met or acted by written consent on four occasions during fiscal 1997.

   During fiscal 1997, the Board of Directors of the Company met, or acted by unanimous written consent, on six occasions. While serving as a director, each of the directors attended at least 75% of the meetings of the Board of Directors and of the meetings held by all committees of the Board on which he or she served during fiscal 1997.

COMPLIANCE WITH SECTION 16(A) OF SECURITIES EXCHANGE ACT OF 1934

   Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and executive officers and persons who own beneficially more than ten percent of the Common Stock to file with the Securities and Exchange Commission initial reports of beneficial ownership and reports of changes in beneficial ownership of the Common Stock. Officers, directors and persons owning more than ten percent of the Common Stock are required to furnish the Company with copies of all such reports. To the Company's knowledge, based solely on a review of copies of such reports furnished to the Company, the Company believes that during fiscal 1997, all Section 16(a) filing requirements applicable to its executive officers, directors and persons owning beneficially more than ten percent of the Common Stock were complied with.

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

   The following table sets forth all cash compensation paid or accrued by the Company for fiscal 1997 with respect to (a) Josephine Chaus, who served as the Company's Chief Executive Officer until Andrew Grossman was hired in September 1994, and who has served thereafter as a member of the Office of the Chairman, (b) Andrew Grossman, who has been the Company's Chief Executive Officer since September 1994, (c) the other most highly compensated executive officer of the Company and (d) two former executive officers (collectively, the "Named Executive Officers"), for services rendered by such persons in all capacities to the Company.

                                              ANNUAL COMPENSATION             LONG TERM COMPENSATION
                                     -----------------------------------  ----------------------------
                                                                                            NUMBER OF
                                                                                           SECURITIES
NAME AND PRINCIPAL POSITION                                                  RESTRICTED    UNDERLYING     ALL OTHER
HELD DURING FISCAL YEAR 1996          YEAR      SALARY         BONUS        STOCK AWARDS    OPTIONS*     COMPENSATION
-----------------------------------  ------ ------------  --------------- --------------  ------------ --------------
Andrew Grossman
 Chief Executive Officer and          1997    $1,000,000         --              --             --         $ 3,014(3)
 Member, Office of the Chairman       1996    $1,000,000         --              --          150,000(2)    $11,097(3)
                                      1995    $  790,178     $6,200,000(1)       --          150,000(2)    $13,463(3)
Josephine Chaus
 Chief Executive Officer (until       1997    $  390,000         --              --             --            --
 September 1994), Chairwoman of       1996    $  390,000         --              --             --            --
 the Board and Member, Office of      1995    $  390,000         --              --             --            --
 the Chairman
Michael Winter (4)
 President--Nautica                   1997    $  253,846         --              --             --         $
                                      1996    $  248,077         --              --           50,000       $35,375(6)
                                      1995         --   (5)      --              --             --            --
Wayne Miller (7)
 Executive Vice President--Finance    1997    $  309,135         --              --             --         $14,837(8)
 and Administration, Chief
  Financial.........................  1996    $  250,000         --              --             --         $19,436(9)
 Officer and Secretary                1995    $  250,000     $   25,000          --           20,000        10,391(3)
Barton Heminover
 Vice President--Corporate            1997    $  129,808         --              --            3,000          --
 Controller and Assistant Secretary   1996         --   (10)     --              --             --            --
                                      1995         --   (10)     --              --             --            --

------------
*       On a post Stock Split basis.
(1) The Company paid Mr. Grossman a sign-on bonus of $6.2 million portions of which must be paid back to the Company if Mr. Grossman's employment is terminated for cause (as defined in his employment agreement) or if he leaves the Company without Good Reason (as defined in his employment agreement). See "-- Employment Arrangements" below.

(2) All of such options will terminate as part of the Company's Restructuring. See "Recent Development -- The Restructuring" and
        "-- Employment Arrangements" below.
(3)     Consists of health insurance premiums paid by the Company.
(4) Mr. Winter's employment with the Company terminated in December 1996. From the date of the termination of his employment, through September 1997, Mr. Winter served as a consultant to the Company. For such consulting services the Company paid Mr. Winter $374,994, in the aggregate.
(5)     Mr. Winter's employment with the Company commenced in January 1996.
(6) Consists of payments made by the Company toward the payment of relocation expenses.
(7)     Mr. Miller's employment with the Company terminated in September
        1997.
(8) Includes payments made by the Company of (a) $4,750 in matching contributions under the Company's Employee Savings Plan, and (b) $10,087 in life insurance premiums.
(9) Includes payments made by the Company of (a) $9,247 in matching contributions under the Company's Employee Savings Plan, and (b) $10,189 in life insurance premiums.
(10)    Mr. Heminover's employment with the Company commenced in July 1996.

OPTION GRANTS TABLE

   The following table sets forth information with respect to the Named Executive Officers concerning the grant of stock options during the fiscal year ended June 30, 1997. The Company did not have during such fiscal year, and currently does not have, any plans providing for the grant of stock appreciation rights.

                                                                                     POTENTIAL REALIZABLE
                                                                                       VALUE AT ASSUMED
                                                                                     ANNUAL RATES OF STOCK
                                                                                    PRICE APPRECIATION FOR
                                           INDIVIDUAL GRANTS                            OPTION TERM (2)
                      ------------------------------------------------------------ ------------------------
                                        % OF TOTAL
                        SECURITIES        OPTIONS
                        UNDERLYING      GRANTED TO
                          OPTIONS        EMPLOYEES      EXERCISE
                          GRANTED           IN           OR BASE      EXPIRATION
NAME                       (#)1*        FISCAL YEAR     PRICE (3)        DATE           5%          10%
--------------------  -------------- ---------------  ------------ --------------  ----------- -----------
Andrew Grossman......         --             --              --             --            --           --
Josephine Chaus......         --             --              --             --            --           --
Michael Winter.......         --             --              --             --            --           --
Wayne Miller.........         --             --              --             --            --           --
Barton Heminover ....      3,000           31.6%         $31.25        9/11/06       $58,459     $189,413

------------
*      On a post Stock Split basis.
(1)    All options were granted under the 1986 Stock Option Plan.
(2) Potential pre-tax realizable value is based on the assumption that the stock appreciates from the market value on the date of grant at the annual rates of appreciation shown on the table over the option term (ten years). This is a theoretical value. The actual realized value depends upon the market value of the Company's stock at the exercise date.
(3) The actual exercise price was $3.125. It has been adjusted to reflect the post Stock Split price.

AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUE TABLE

   The following table provides information with respect to the exercise of stock options during fiscal 1997 by the Named Executive Officers and the value of unexercised options at fiscal year end.

               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                   AND FISCAL YEAR-END OPTION VALUES SHARES

                                                  NUMBER OF       NUMBER OF        VALUE OF        VALUE OF
                                                  SECURITIES      SECURITIES   UNEXERCISED IN-   UNEXERCISED
                                                  UNDERLYING      UNDERLYING      THE-MONEY      IN-THE-MONEY
                                                 UNEXERCISED     UNEXERCISED      OPTIONS AT      OPTIONS AT
                         SHARES                   OPTIONS AT      OPTIONS AT       JUNE 30,        JUNE 30,
                        ACQUIRED      VALUE     JUNE 30, 1997   JUNE 30, 1997      1997(1)         1997(1)
        NAME          ON EXERCISE    REALIZED    EXERCISABLE*   UNEXERCISABLE*   EXERCISABLE    UNEXERCISABLE
-------------------  ------------- ----------  --------------- --------------  --------------- --------------
Andrew Grossman (2).       --           --          70,000         230,000             0               0
Josephine Chaus.....       --           --            --              --              --              --
Michael Winter......       --           --          12,500          37,500             0               0
Wayne Miller........       --           --          17,500          12,500             0               0
Barton Heminover ...       --           --            --             3,000             0               0

------------
*      On a post Stock Split basis.
(1) The value is based on the excess of the market price of the Company's Common Stock at the end of fiscal 1996 over the option price of the unexercised options.
(2) All of Mr. Grossman's options shall be terminated as part of the Company's Restructuring. See "Recent Development -- The Restructuring" and "-- Employment Arrangements" below.

EMPLOYMENT ARRANGEMENTS

   Andrew Grossman. On September 1, 1994, the Company entered into a five-year employment agreement with Andrew Grossman, Chief Executive Officer and Member of the Office of the Chairman of the Company, with an option to extend the term of Mr. Grossman's agreement for an additional five years. On September 13, 1995, the Company exercised the option to extend his employment agreement. The Company paid Mr. Grossman a sign-on bonus of $6.2 million, portions of which must be paid back to the Company if Mr. Grossman's employment is terminated for cause (as defined in the employment agreement) or if he leaves the Company without Good Reason (as defined in the employment agreement). The sign-on bonus was nondeductible by the Company for tax purposes. In addition, in connection with the initial term of Mr. Grossman's employment agreement, Mr. Grossman was granted options (the "Initial Options") to purchase an aggregate of 150,000 shares (adjusted for the Stock Split) of Common Stock; and in connection with the extension of Mr. Grossman's employment agreement, Mr. Grossman was granted options (the "Additional Options") to purchase an additional 150,000 shares (adjusted for the Stock Split) of Common Stock. Each of the Initial Options and the Additional Options were granted pursuant to his employment agreement and a stock option agreement (the "Grossman Option Plan").

   Under the employment agreement, Mr. Grossman receives an annual salary of $1.0 million and is entitled to an annual bonus (the "Bonus Plan") consisting of 5% of the Company's Annual Net Profits (such amount, the "Net Profit Participation"). Mr. Grossman is the sole participant in the Bonus Plan. "Annual Net Profits" are defined in the agreement as net income of the Company for any fiscal year as reflected on the audited financial statements of the Company for such fiscal year prepared in accordance with generally accepted accounting principles applied consistent with past practices and certified by the Company's independent public accountants. No bonus was payable for fiscal 1997. The terms of the Bonus Plan were adopted by a committee of three "outside directors" as such term is used for purposes of
Section 162(m) of the Internal Revenue Code (the "Code") and approved by the stockholders of the Company at the 1994 Annual Meeting of Stockholders.

   If the employment agreement is terminated by the Company other than for cause or the death or disability of Mr. Grossman (or by Mr. Grossman if the Company shall be in material breach of its obligations), the Company is required to pay Mr. Grossman his annual salary and the Net Profit Participation that he would have received had the agreement not been terminated, less any compensation and bonuses received by Mr. Grossman from other employers. If Mr. Grossman terminates the employment agreement prior to its second anniversary for other than the Company's material breach, then the Company is required to pay Mr. Grossman an annual salary for a two-year period provided he, among other things, adheres to certain non-solicitation, non-compete and confidentiality provisions contained in the employment agreement.

   The employment agreement also provides that if Mr. Grossman's employment is terminated (with certain exceptions) after a change in control (as described below), Mr. Grossman is to receive a lump sum payment equal to the aggregate annual salary (discounted to present value) that he would have received had his employment agreement not been terminated. A "change in control" is defined to include certain mergers or asset sales; the failure to stand for re-election of a majority of the existing Board of Directors; and the acquisition by any person or group of stock resulting in beneficial ownership of at least the number of shares collectively owned at such time by Josephine Chaus and/or members of her immediate family, affiliates or certain other related parties. In the event of such change in control or the termination of Mr. Grossman's employment for certain specified reasons, any unvested portion of the options shall vest immediately and shall remain exercisable for a period of six months after such date, unless the options are earlier terminated pursuant to the terms of the employment agreement.

   Upon the execution of the employment agreement on September 1, 1994, Mr. Grossman received the Initial Options at an exercise price of $22.50 per share, the closing price (adjusted for the Stock Split) of the Common Stock on the date of grant of such options. The Initial Options vest at a rate of 20% per year commencing on September 1, 1994. On September 14, 1995, upon the exercise by the Company of its option to extend the employment agreement for an additional five-year period, Mr. Grossman received the Additional Options at an exercise price of $56.25, the closing price (adjusted for the Stock Split) of the Common Stock on the date of grant of such options. The Additional Options vest at a rate of 20% per year commencing on September 1, 1998. The maximum number of shares of Common Stock which may be granted to Mr. Grossman pursuant to the Grossman Option Plan, which was approved by the stockholders of the Company at the 1994 Annual Meeting of Stockholders, is 300,000 (adjusted for the Stock Split).

   The Company and Mr. Grossman are currently negotiating amendments to his employment agreement and it is anticipated that a restated and amended employment agreement will be executed in the near term. It is expected that such amendments, among other things, will include a cash bonus based upon the Company's performance, the grant of new stock options in substitution for his existing stock options, and the waiver by Mr. Grossman of his entitlement to five percent (5%) of the Company's annual net profits, as currently provided in his employment agreement.

   Josephine Chaus. The Company's employment agreement with Josephine Chaus, Chairwoman of the Board, commenced on July 1, 1992 and expired on June 30, 1994. Since such date, she has been employed on the same terms, although without a written agreement. The annual base salary under such agreement is $390,000 or such larger amount as the Compensation Committee of the Board of Directors shall from time to time determine. As of the date hereof, no such larger amounts have been authorized or paid.

   Michael Winter. The Company had a three-year employment agreement, dated December 14, 1995 and effective January 1, 1996, with Michael Winter, former President of the Company's Nautica division. During the term of the agreement, Mr. Winter's salary was $500,000 per annum. In addition, Mr. Winter was granted, pursuant to the terms and conditions of his employment agreement, ten-year incentive stock options to purchase an aggregate of 50,000 shares of the Company's Common Stock at an exercise price of $36.25 per share, representing the closing price (adjusted for the Stock Split) of the underlying shares of Common Stock on the grant date. The agreement provided that, if the agreement is terminated by the Company without cause or by Mr. Winter for "Good Reason" (other than in connection with a "change in control" (as such term is defined in the agreement)), the Company shall pay Mr. Winter severance and non-competition payments equal to his base salary for the lesser of (i) twelve months and (ii) the remainder of the agreement's term. If, following a "change in control" (as such term is defined in the agreement), the agreement is terminated by the Company without cause or by Mr. Winter for "Good

Reason", the Company shall pay Mr. Winter severance and noncompetition payments equal to his base salary for the lesser of (i) twenty-four months and (ii) the remainder of the agreement's term. In addition, all stock options which have not yet vested shall vest on the date of such termination referred to in the two preceding sentences.

   Pursuant to a Consulting Agreement dated the 31st day of December, 1996, between Mr. Winter and the Company (the "Consulting Agreement"), Mr. Winter resigned as President of the Company's Nautica division. Pursuant to the Consulting Agreement, Mr. Winter served as a consultant to the Company from January 1, 1997 through September 30, 1997, and received an aggregate of $374,994 over the nine-month period, net of certain offsets.

   Wayne Miller. The Company had a two-year employment agreement with Wayne Miller, Executive Vice President--Finance and Administration, Chief Financial Officer and Secretary, dated as of June 3, 1994, which was to be automatically extended for additional one year periods unless either party thereto specifies otherwise. During the term of the agreement, Mr. Miller's salary was $250,000 per annum. Pursuant to the terms of the agreement, Mr. Miller was paid an initial bonus of $25,000. In addition, Mr. Miller was granted, pursuant to the terms and conditions of his employment agreement, ten-year incentive stock options to purchase an aggregate of 5,000, 5,000 and 20,000 shares of the Company's Common Stock at their respective exercise prices of $20.00, $18.75 and $47.50, respectively per share, representing the closing prices of the underlying shares of Common Stock on their respective grant dates (adjusted for the Stock Split). The agreement provided that if the agreement was terminated by the Company without cause, the Company shall pay Mr. Miller severance and non-competition payments equal to his base salary for a twelve month period. If the agreement was terminated by the Company or by Mr. Miller for "Good Reason" in connection with or following a "change in control" (as such terms are defined in the agreement), the Company shall pay Mr. Miller a severance and noncompetition payment equal to the sum of (x) two times his base salary in effect at the time of termination plus
(y) an amount equal to two times the annual cash bonus award earned by Mr.
Miller.

   In September 1997, Mr. Miller resigned as Executive Vice
President--Finance and Administration, Chief Financial Officer and Secretary. Pending the appointment of a successor to Mr. Miller, Mr. Heminover, together with the Company's financial advisors, will be responsible for all of Mr. Miller's duties.

1986 STOCK OPTION PLAN

   The Company has in effect the 1986 Stock Option Plan, as amended and restated as of January 1, 1987, as further amended by Amendment No. 1 thereto, effective July 1, 1989, Amendment No. 2 thereto, effective July 1, 1990, Amendment No. 3 thereto, effective July 1, 1991, Amendment No.4 thereto, effective as of July 1, 1993 and Amendment No. 5 thereto, effective as of November 15, 1995.

   As of June 30, 1997, options to purchase an aggregate of 1,194,758 shares had been granted and were outstanding under the 1986 Stock Option Plan at exercise prices ranging between $18.75 and $56.25 per share (on a post Stock Split basis). All options granted during the past three fiscal years were granted at an exercise price equal to the market price of the Company's Common Stock on the date of the grant of such options. On October 28, 1997, the closing sales price of the Company's Common Stock on the New York Stock Exchange was $0.625. For a description of options owned by the Named Executive Officers as of June 30, 1997 and options received by such Named Executive Officers during the fiscal year ended June 30, 1997, see "Executive Compensation" above. As of June 30, 1997, the current executive officers as a group had received options to purchase an aggregate of 303,000 shares (on a post Stock Split basis) pursuant to the 1986 Stock Option Plan, and the current non-employee directors as a group had received options to purchase 8,000 shares (on a post Stock Split basis) pursuant to the 1986 Stock Option Plan.

   The Board of Directors has approved a new stock option plan, the 1998 Stock Option Plan, subject to stockholder approval. The 1998 Stock Option Plan is described below under the caption "Adoption of 1998 Stock Option Plan." In connection with the Restructuring, the Company intends to offer employees holding options the right to exchange such options for options to be issued under the 1998 Stock Option Plan.

                           DIRECTORS' COMPENSATION

   During fiscal 1997, directors who were not employees of the Company received an annual fee of $8,000 plus $1,000 for each Board of Directors or Committee meeting attended. In addition to annual fees, pursuant to the non-employee directors' Formula Plan contained in the 1986 Stock Option Plan, non-employee directors are granted a one time option to acquire 1,000 shares of Common Stock, exercisable up to 50% one year after the grant and 50% two years after the grant, provided the director has been duly elected or re-elected, as the case may be, in the interim. The per share exercise price of any non-incentive stock option may not be less than 85% of the fair market value of the Common Stock on the date of the grant. The Company intends to offer directors the right to exchange their options for new options under the 1998 Stock Option Plan. See "Adoption of 1998 Stock Option Plan." In addition, the formula plan will be replaced with a new option program under the 1998 Stock Option Plan which has not yet been determined. The Company has purchased and will maintain a $50,000 term life insurance policy on behalf of each director with the benefits to be paid to each director's designated beneficiary.

                      COMPENSATION COMMITTEE INTERLOCKS

   Philip Barach, S. Lee Kling and Harvey M. Krueger are members of the Compensation Committee of the Board of Directors of the Company, and served as members of the Compensation Committee during fiscal 1997. Mr. Krueger, who also is a member of the Company's Audit Committee, is a Senior Managing Director of Lehman Brothers, which provided certain advisory services to the Company during the first quarter of fiscal 1996 for which it received fees aggregating $25,000. In addition, Lehman Brothers served as managing underwriter to the Company in connection with an underwritten public offering of 5,750,000 shares (not adjusted for the Stock Split) of Common Stock (including 750,000 shares (not adjusted for the Stock Split) of Common Stock to cover over-allotments), which public offering was consummated in November 1995. Mr. Kling, who also is a member of the Company's Audit Committee, serves as Vice Chairman of an insurance broker, Willis Corroon, from which the Company obtains various insurance policies (i.e., travel, directors and officers liability, and life insurance). A son of Mr. Kling also is employed by Willis Corroon. The total aggregate premium payments paid to Willis Corroon in respect of such insurance during fiscal 1997 were approximately $335,000.

                        COMPENSATION COMMITTEE REPORT

   Committee. The Compensation Committee establishes and reviews the Company's arrangements and programs for compensating its executive officers, including the Named Executive Officers. The Compensation Committee is composed of Philip Barach, S. Lee Kling and Harvey M. Krueger, none of whom are either officers or employees of the Company.

   Background, Objectives and Philosophy. The Compensation Committee's objective is to establish an over-all compensation program that rewards executives as the Company's net income reaches certain targeted levels and, through the grant of options, as the market price of the Company's Common Stock increases.

   The Compensation Committee believes that there are three principal components which should be included in a compensation program:

   (1) base salary;

   (2) annual cash incentives; and

   (3) stock option incentives.

   Under this approach, the attainment of yearly earnings and other short-term targets is compensated through yearly bonuses under an Incentive Award Plan (the "Incentive Award Plan") and long-term performance of the Company is rewarded through the grant of stock options pursuant to the 1986 Stock Option Plan and, if adopted, the 1998 Stock Option Plan. Unless otherwise provided by the Committee at the time an option is granted, options vest ratably over a four-year period. This approach is consistent with the Committee's view that incentive programs should be based upon performance and that awards of stock options should align the economic interests of the Company's officers and other key employees with those of the Company's stockholders.

COMPENSATION PROGRAM COMPONENTS

   Base Salary. Base salaries are set at levels that are competitive within the apparel industry. An annual salary adjustment within each applicable position/salary level is determined by evaluating the performance of the individual, including the achievement of numerate and non-numerate objectives, in the context of the financial results of the Company.

   Annual Cash Incentives. Cash incentive awards are based on performance as measured by the Company's net income. The Compensation Committee believes that net income is an appropriate measure of performance because it promotes the achievement of corporate-wide goals. The Company has in effect the Incentive Award Plan in which key employees, other than Josephine Chaus, are eligible to participate. Generally, the Compensation Committee establishes corporate-wide objectives for net earnings each year, the attainment of which serve as the basis for computing annual bonuses. No earnings targets were fixed for fiscal 1997. In the past, individual bonuses for key employees under the Incentive Award Plan have been recommended by management to the Compensation Committee which, in turn, makes the final determination. A portion of each executive's bonus has also been dependent on the achievement of written numerate objectives which are jointly established in advance by each such executive and the Chief Executive Officer. The Compensation Committee may determine to establish earnings targets for future fiscal years.

   1986 Stock Option Plan. The Compensation Committee believes that the use of stock options as the principal basis for creating long-term incentives satisfies the objective of aligning the interests of executive management with those of the Company's stockholders. The Company has in effect the 1986 Stock Option Plan and the Board of Directors has adopted the 1998 Stock
Option Plan, subject to approval of the Company's stockholders, pursuant to which the Compensation Committee may grant executives, other than Josephine Chaus, options to purchase Common Stock of the Company. The Company utilizes vesting periods to encourage key executives to continue in the employ of the Company. Unless otherwise provided by the Compensation Committee at the time an option is granted, options granted vest ratably over a four-year period. Levels of participation in the 1986 stock option program generally vary on the basis of the recipient's position in the Company under the 1998 Stock Option Plan. See "Adoption of 1998 Stock Option Plan." In connection with the Restructuring, the Company intends that employees holding options will be offered the right to exchange such options for new options.

   Compensation of the Chief Executive Officer. Josephine Chaus served as Chief Executive Officer of the Company until Andrew Grossman was hired in September 1994. Since such time she has served as Chairwoman of the Board and member of the Office of the Chairman of the Company. As Josephine Chaus is a controlling stockholder of the Company, the Compensation Committee did not believe there was a need for bonus compensation or stock incentives. As a result, Josephine Chaus did not participate in the Company's bonus program or the 1986 Stock Option Plan. The annual base salary provided for in her employment agreement with the Company, which expired in June 1994, was $390,000 or such larger amount as the Compensation Committee shall determine. Although Ms. Chaus's employment agreement is no longer in effect, the Company continues to compensate her at the same rate. Ms. Chaus's annual base salary was not increased above the $390,000 level which has been the same for the past four years.

   Andrew Grossman has served as the Chief Executive Officer of the Company since September 1994. Mr. Grossman was compensated pursuant to the terms of his employment agreement which provides for an annual salary of $1.0 million and an annual bonus of 5% of the Annual Net Profits of the Company. No bonus was payable for fiscal 1997. During fiscal 1996, Mr. Grossman also was awarded the Additional Options which vest at a rate of 20% per year commencing September 1998. The terms of the Bonus Plan and the Grossman Option Plan were approved by the stockholders of the Company at the 1994 Annual Meeting of Stockholders. The Company and Mr. Grossman are currently negotiating amendments to his employment agreement and it is anticipated that a restated and amended employment agreement will be executed in the near term. It is expected that such amendments, among other things, will include a cash bonus based upon the Company's performance, the grant of new stock options in substitution for his existing stock options, and the waiver by Mr. Grossman of his entitlement to five percent (5%) of the Company's annual net profits, as currently provided in his employment agreement.

                                          COMPENSATION COMMITTEE
                                          Philip Barach
                                          S. Lee Kling
                                          Harvey M. Krueger

PERFORMANCE GRAPH

   The following Performance Graph compares the total cumulative return (assuming dividends are reinvested) on the Company's Common Stock during the five fiscal years ended June 30, 1997 with the cumulative return on the Standard & Poor's 500 Index and the Standard & Poor's Textile-Apparel Manufacture Index, assuming investment of $100 in each of the above at their closing stock prices on June 30, 1991.

[THE NARRATIVE AND/OR TABULAR INFORMATION BELOW IS A FAIR AND ACCURATE DESCRIPTION OF GRAPHIC OR IMAGE MATERIAL OMITTED FOR THE PURPOSE OF EDGAR FILING.]

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
                 AMONG BERNARD CHAUS, INC., THE S&P 500 INDEX
                AND THE S&P TEXTILE APPAREL MANUFACTURER INDEX

                      6/92    6/93   6/94    6/95   6/96    6/97
                     ------ ------  ------ ------  ------ ------
Bernard Chaus, Inc.   $100    $ 52   $ 28    $ 74   $ 48    $ 16
S & P 500             $100    $114   $115    $145   $183    $247
S & P 500 TEXTILES
  (APPAREL)           $100    $ 96   $ 84    $ 88   $110    $121

------------
*      $100 INVESTED ON 6/30/92 IN STOCK OR INDEX--
       Including Reinvestment of Dividends.
       Fiscal Year Ending June 30.

               AMENDMENT OF RESTATED ARTICLES OF INCORPORATION
             TO EFFECT A REVERSE STOCK SPLIT OF THE COMMON STOCK

GENERAL

   The Board of Directors of the Company has unanimously approved (subject to stockholder approval), an amendment to the Company's Charter, substantially in the form of Exhibit "A" attached to this Proxy Statement (the "Stock Split Charter Amendment"), and incorporated herein by this reference effecting the Stock Split with respect to all issued shares of Common Stock; however such text is subject to change as may be required by the Secretary of State of the State of New York (the "Secretary of State"). If the Stock Split Charter Amendment is approved by the actions of the Company's stockholders, as a result of the Stock Split, every ten (10) shares of existing Common Stock outstanding ("Old Common Stock") as of the time of filing of the Stock Split Charter Amendment with the New York Secretary of State (the "Effective Date") would be automatically converted into one (1) new share of Common Stock ("New Common Stock").

   The Charter provides for 50,000,000 authorized shares of Common Stock, no par value per share, 26,277,274 are issued and outstanding as of October 28, 1997.

PURPOSES AND REASONS FOR THE STOCK SPLIT

   The Board of Directors believes that the Stock Split is beneficial to the Company and the stockholders. The principal reasons for the Stock Split are to realign the Company's capitalization in a manner appropriate for the Restructuring as more fully described above.

   The Common Stock is currently quoted on the New York Stock Exchange (the "NYSE"). The Company believes the Stock Split makes it more likely that the Company will be able to maintain its listing on the NYSE. The closing bid price per share of the Common Stock on October 28, 1997 was approximately $.625. Although the NYSE has not, to date, taken any action to delist the shares of Common Stock, there can be no assurance that it will not undertake to do so in the future.

   If the Common Stock were to be disqualified from listing on the NYSE it would likely have an adverse effect on the trading in, and liquidity of, the Common Stock.

   The Board of Directors also believes that the current low per share price of the Common Stock as reported on the NYSE has had a negative effect on the price and marketability of existing shares, the amount and percentage (relative to share price) of transaction costs paid by individual stockholders and the potential ability of the Company to raise capital by issuing additional shares or to undertake merger or acquisition transactions. Reasons for these effects include internal policies and practices of certain institutional investors which prevent or tend to discourage the purchase of low-priced stocks, the fact that many brokerage houses do not permit low-priced stocks to be used as collateral for margin accounts or to be purchased on margin and a variety of brokerage house policies and practices which tend to discourage individual brokers within those firms from dealing in low-priced stocks.

   In addition, since broker's commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher priced stocks, the current share price of the Common Stock can result in individual stockholders paying transaction costs which are a higher percentage of the share price than would be the case if the share price were substantially higher. The Board of Directors believes that the Stock Split, and the expected resulting increased price level, may enhance investor interest in the Common Stock and may help the investment community realize the underlying value of the Common Stock. There is, however, no assurance that any of the foregoing effects will occur.

   The Board of Directors recognizes that reverse stock splits are sometimes believed to result in a decrease in the aggregate market value of an issuer's common stock. The Board of Directors believes however, that this possible negative impact is outweighed by what it perceives to be a greater negative impact of not effecting the Stock Split.

   WHILE THE BOARD OF DIRECTORS BELIEVES THAT THE SHARES OF COMMON STOCK WILL TRADE AT HIGHER PRICES THAN THOSE WHICH HAVE PREVAILED IN RECENT MONTHS, THERE IS NO ASSURANCE THAT SUCH INCREASE IN THE TRADING PRICE WILL OCCUR OR, IF IT DOES OCCUR, THAT IT WILL EQUAL OR EXCEED THE DIRECT ARITHMETICAL RESULT OF THE STOCK

SPLIT SINCE THERE ARE NUMEROUS FACTORS AND CONTINGENCIES WHICH COULD AFFECT SUCH PRICE. THERE IS NO ASSURANCE THAT THE COMPANY WILL CONTINUE TO MEET THE LISTING REQUIREMENTS FOR THE NYSE FOLLOWING THE STOCK SPLIT.

CERTAIN EFFECTS OF THE STOCK SPLIT

   If effected, the Stock Split would reduce the number of outstanding shares of Old Common Stock from 26,277,274 as of October 28, 1997 to approximately 2,627,727 shares of New Common Stock as of the Effective Date. (The foregoing assumes no issuances of Common Stock between the Record Date and the Effective Date.) The Stock Split itself would have no effect on the number of authorized shares of Common Stock or the par value of the stock.

   All outstanding options, warrants, rights and convertible securities would be appropriately adjusted, as required by their terms, for the Stock Split automatically on the Effective Date. The Stock Split would not affect any stockholder's proportionate equity interest in the Company except for those stockholders who would receive an additional share of Common Stock in lieu of fractional shares. None of the rights currently accruing to holders of the Company's Common Stock, or options or warrants to purchase Common Stock, will be affected by the Stock Split.

   The result of the Stock Split effected due to the Stock Split Charter Amendment would be that stockholders of the Company who own ten (10) or more shares of Old Common Stock would receive one (1) share of New Common Stock for each ten (10) shares of Old Common Stock and one additional share in lieu of the issuance of fractional shares of New Common Stock. Stockholders of the Company who own fewer than ten (10) shares of Old Common Stock on the date the Stock Split is effected, will be entitled to receive one (1) share of New Common Stock in lieu of receiving fractional shares resulting from the Stock Split.

   Although the Board of Directors believes as of the date of this Proxy Statement that the Stock Split is advisable, the Stock Split may be abandoned by the Board of Directors at any time before, during or after the Annual Meeting and prior to the Effective Date.

   The Board of Directors may make any and all changes to the Stock Split Charter Amendment that it deems necessary in order to file the Stock Split Charter Amendment with the Secretary of State of the State of New York and give effect to the Stock Split.

MECHANICS OF STOCK SPLIT

   If the Stock Split is approved by the requisite vote of the Company's stockholders, the Company will file the Stock Split Charter Amendment as soon as practicable thereafter, and the Stock Split will be effective on the date of such filing, unless abandoned by the Board of Directors as described above. Upon filing of the Stock Split Charter Amendment, every ten (10) issued and outstanding shares of Old Common Stock will, effective upon such filing, be automatically and without any action on the part of the stockholders converted into and reconstituted as one (1) share of New Common Stock.

   As soon as practical after the Effective Date, the Company will forward, or cause to be forwarded, a letter of transmittal to each holder of record of shares of Old Common Stock outstanding as of the Effective Date. The letter of transmittal will set forth instructions for the surrender of certificates representing shares of Old Common Stock to the Company's transfer agent in exchange for certificates representing the number of whole shares of New Common Stock into which the shares of Old Common Stock have been converted as a result of the Stock Split. CERTIFICATES SHOULD NOT BE SENT TO THE COMPANY OR THE TRANSFER AGENT PRIOR TO RECEIPT OF SUCH LETTER OF TRANSMITTAL FROM THE COMPANY.

   Until a stockholder forwards a completed letter of transmittal together with certificates representing his, her or its shares of Old Common Stock to the transfer agent and receives a certificate representing shares of New Common Stock, such stockholder's Old Common Stock shall be deemed equal to the number of whole shares of New Common Stock to which each stockholder is entitled as a result of the Stock Split.

   No scrip or fractional certificates will be issued in the Stock Split. Instead, the Company will issue one additional share of New Common Stock to each affected stockholder at no cost to the stockholder. The ownership of a fractional interest will not give the holder thereof any voting, dividend or other rights except the right to receive an additional share therefor as described herein. The number of shares of New Common Stock to be issued in connection with settling such fractional interests is not expected to be material.

   For the purpose of determining ownership of Common Stock at the Effective Date, shares will be considered to be held by the person in whose name those shares are registered on the stock records of the Company, regardless of the beneficial ownership of those shares. For example, if certain shares are registered in the name of a husband and his wife, those two amounts of shares will be treated separately and as held by two different stockholders for the purposes of determining ownership of Common Stock at the Effective Date.

   No service charges will be payable by stockholders in connection with the exchange of certificates, all expenses of which will be borne by the Company.

FEDERAL INCOME TAX CONSEQUENCES OF THE STOCK SPLIT

   The following is a summary of the material anticipated federal income tax consequences of the Stock Split to stockholders of the Company. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Department Regulations (the "Regulations") issued pursuant thereto, and published rulings and court decisions in effect as of the date hereof, all of which are subject to change. This summary does not take into account possible changes in such laws or interpretations, including amendments to the Code, applicable statutes, Regulations and proposed Regulations or changes in judicial or administrative rulings; some of which may have retroactive effect. No assurance can be given that any such changes will not adversely affect the tax consequences discussed in this summary.

   This summary is provided for general information only and does not purport to address all aspects of the possible federal income tax consequences of the Stock Split and IS NOT INTENDED AS TAX ADVICE TO ANY PERSON OR ENTITY. In particular, and without limiting the foregoing, this summary does not consider the federal income tax consequences to stockholders of the Company in light of their individual investment circumstances or to stockholders subject to special treatment under the federal income tax laws (for example, tax exempt entities, life insurance companies, regulated investment companies and foreign taxpayers). In addition, this summary does not address any consequences of the Stock Split under any state, local or foreign tax laws. As a result, it is the responsibility of each stockholder to obtain and rely on advice from his, her or its personal tax advisor as to: (i) the effect on his, her or its personal tax situation of the Stock Split, including the application and effect of state, local and foreign income and other tax laws;
(ii) the effect of possible future legislation and Regulations; and (iii) the reporting of information required in connection with the Stock Split on his, her or its own tax returns. It will be the responsibility of each stockholder to prepare and file all appropriate federal, state and local tax returns.

   No ruling from the Internal Revenue Service ("Service") or opinion of counsel will be obtained regarding the federal income tax consequences to the stockholders of the Company as a result of the Stock Split. ACCORDINGLY, EACH STOCKHOLDER IS ENCOURAGED TO CONSULT HIS, HER OR ITS TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE PROPOSED TRANSACTION TO SUCH STOCKHOLDER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

   The Company believes that the Stock Split will qualify as a "recapitalization" under Section 368(a)(1)(E) of the Code. As a result, a stockholder of the Company who exchanges his, her or its Old Common Stock solely for New Common Stock will recognize no gain or loss for federal income tax purposes. A stockholder's aggregate tax basis in his, her or its shares of New Common Stock received from the Company will be the same as his, her or its aggregate tax basis in the Old Common Stock exchanged therefor. The holding period of the New Common Stock received by such stockholder will include the period during which the Old Common Stock surrendered in exchange therefor was held, provided such Common Stock is held as a capital asset on the date of the exchange.

STOCKHOLDER APPROVAL

   The approval of the Stock Split Charter Amendment to the Company's Charter effecting the Stock Split requires the affirmative vote of a majority of the outstanding shares of the Common Stock.

   Dissenting stockholders have no appraisal rights under New York law or under the Company's Charter or Bylaws in connection with the approval of the Stock Split Charter Amendment to effect the Stock Split.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE STOCK SPLIT. EACH PROXY RECEIVED WILL BE VOTED FOR APPROVAL OF THE STOCK SPLIT UNLESS OTHERWISE SPECIFIED IN THE PROXY.

   JOSEPHINE CHAUS POSSESSES THE POWER TO VOTE MORE THAN 50% OF THE OUTSTANDING SHARES OF THE COMMON STOCK. ACCORDINGLY, THE AFFIRMATIVE VOTE OF JOSEPHINE CHAUS IS SUFFICIENT TO APPROVE THE STOCK SPLIT WITHOUT THE VOTE OF ANY OTHER STOCKHOLDERS. JOSEPHINE CHAUS HAS ADVISED THE COMPANY THAT SHE INTENDS TO VOTE ALL OF HER SHARES IN FAVOR OF THE STOCK SPLIT.

             APPROVAL OF SALE OF COMMON STOCK TO JOSEPHINE CHAUS

   In connection with the Restructuring, the Company is proposing to sell an aggregate of up to 19,246,705 shares (on a post Stock Split basis) of Common Stock to Ms. Chaus (the "Share Issuance Proposal"). Such proposal is being made in order to facilitate the Restructuring, enhance the Company's balance sheet and accommodate BNYF. The Share Issuance Proposal concerns the proposed sale to Ms. Chaus of an aggregate of up to 19,246,705 shares (on a post Stock Split basis) of Common Stock consisting of: (i) 10,510,910 shares of Common Stock of the Company, in exchange for approximately $40.5 million of the Company's indebtedness to Josephine Chaus, consisting of (a) $28.0 million of existing subordinated indebtedness (including accrued interest through January 15, 1998) and (b) $12.5 million of indebtedness to be owed to Josephine Chaus after the Subrogated Loan is extended by her; (ii) in connection with the exercise by Josephine Chaus, pursuant to her Purchase Commitment, of her full $10.0 million subscription in the Rights Offering, 6,988,635 shares of Common Stock of the Company; and (iii) up to 1,747,160 shares of Common Stock of the Company, in connection with her Standby Commitment, each at a purchase price equal to $1.4309 per share (determined by the Company and management, and unanimously approved by the disinterested members of the Company's Board of Directors). Proceeds from such sales shall be used to retire a portion of the existing indebtedness.

   The shares of Common Stock to be sold to Josephine Chaus have no preemptive rights. See "Security Ownership of Certain Beneficial Owners and Management" for information concerning the share ownership of Josephine Chaus before and after giving effect to the sales of the shares of Common Stock to Josephine Chaus discussed herein. The dilutive impact to all stockholders of the Company, other than Ms. Chaus, will depend on the number of rights exercised by the stockholders of the Company, other than Josephine Chaus, in the Rights Offering. If no rights are exercised, other than those exercised by Josephine Chaus pursuant to her Purchase Commitment and the Standby Commitment, the percentage of shares owned by the stockholders, other than Josephine Chaus will be reduced from 43.0% (without giving effect to the Conversion Commitment) to 5.8% (after giving effect to the Conversion Commitment). If all rights offered in the Rights Offering are fully subscribed, then the percentage of shares owned by the stockholders of the Company, other than Josephine Chaus, will be reduced from 43.0% (without giving effect to the Conversion Commitment) to 30.5% (after giving effect to the Conversion Commitment).

   The approval of the sale of Common Stock to Josephine Chaus requires the affirmative vote of a majority of the votes cast at the Annual Meeting.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION AND APPROVAL OF THE SALE BY THE COMPANY TO JOSEPHINE CHAUS OF SHARES OF COMMON STOCK OF THE COMPANY PURSUANT TO THE SHARE ISSUANCE PROPOSAL.

   JOSEPHINE CHAUS POSSESSES THE POWER TO VOTE MORE THAN 50% OF THE OUTSTANDING SHARES OF COMMON STOCK. CONSEQUENTLY, THE AFFIRMATIVE VOTE OF JOSEPHINE CHAUS IS SUFFICIENT TO APPROVE THE COMPANY'S SALE TO JOSEPHINE CHAUS OF THE COMMON STOCK WITHOUT THE VOTE OF ANY OTHER SHAREHOLDERS. JOSEPHINE CHAUS HAS ADVISED THE COMPANY THAT SHE INTENDS TO VOTE ALL OF HER SHARES IN FAVOR OF SUCH SALE.

                      ADOPTION 1998 STOCK OPTION PLAN

 General

   The Board of Directors of the Company adopted the Bernard Chaus, Inc. 1998 Stock Option Plan on November 7, 1997 effective as of the effective date of the Rights Offering, subject to approval of the 1998 Stock Option Plan by the stockholders of the Company. The purpose of the 1998 Stock Option Plan is to enhance the Company's ability to attract and retain employees, officers, consultants and directors and to incentivize such persons to devote their abilities and industry to the success of the Company's business enterprise.

 Summary of 1998 Stock Option Plan

   The following summary description of the principal terms of the 1998 Stock Option Plan does not purport to be complete and is qualified in its entirety by the full text of the 1998 Stock Option Plan, a copy of which has been attached as an exhibit to this Proxy Statement.

   Pursuant to the 1998 Stock Option Plan, employees, officers, consultants and directors of the Company chosen by the Committee (as defined below) will be eligible to receive awards of stock options ("Options") in consideration for services performed for the Company (such individuals, "Optionees"); provided, however, that only employees of the Company or its future subsidiaries may receive Incentive Stock Options (as defined below) under the 1998 Stock Option Plan. Currently, there are approximately 500 persons eligible to receive awards under the 1998 Stock Option Plan. Options granted under the 1998 Stock Option Plan may be either nonqualified stock options ("Nonqualified Options") or "incentive stock options," within the meaning of
Section 422 of the Code ("Incentive Stock Options").

   The total number of shares of Common Stock with respect to which Options may be awarded under the 1998 Stock Option Plan (subject to antidilution and similar adjustments) shall be ten percent of the issued and outstanding shares of Common Stock at the close of business on the effective date of the Rights Offering (which shall be between 2,187,443 and 2,711,591 shares of Common Stock). Except as described in the following sentence, to date, the Committee has not determined to grant any Options under the 1998 Stock Option Plan; however, it may do so in the future. On the 30th day following the consummation of the Rights Offering, the Company will grant to Lynn Buechner, President of the Company's Nautica Women's Division, an option to acquire such number of shares of Common Stock as have an aggregate fair market value on such date equal to $400,000. Such option will vest in equal parts on each of the first five anniversaries of the grant date and have an exercise price per share equal to the average fair market value of the Common Stock during the 30 day period immediately following consummation of the Restructuring; provided, however, that the per share exercise price of the option shall not be less than the fair market value of such Common Stock on the date of grant. In addition, in connection with the Restructuring, the Company intends to offer employees holding options granted under the Company's 1986 Stock Option Plan the right to exchange such options for options to be issued under the 1998 Stock Option Plan. As of June 30, 1997, options to purchase an aggregate of 1,194,758 shares have been granted and were outstanding under the 1986 Stock Option Plan.

   The 1998 Stock Option Plan shall be administered by a committee consisting of at least two members of the Board (the "Committee"). Subject to the provisions of the 1998 Stock Option Plan, the Committee will determine when and to whom Options will be granted, the number of shares covered by each Option and the terms and provisions applicable to each Option; provided, however, that the Committee may not award Options to any employee with respect to more than 2,200,000 shares of Common Stock during the term of the 1998 Stock Option Plan. The Committee may construe and interpret the 1998 Stock Option Plan and may at any time establish, amend and revoke such rules and regulations for the 1998 Stock Option Plan as it deems advisable.

   An Option may be granted on such terms and conditions as the Committee may approve, provided that all Incentive Stock Options must be granted with an exercise price equal to the fair market value of the underlying shares as of the date of grant (110% in the case of Incentive Stock Options granted to a "ten percent shareholder" (as defined in Section 422 of the Code)). The 1998 Stock Option Plan imposes no such minimum exercise price on Nonqualified Options. Payment of the Option exercise price may be made by cash and/or the transfer of shares of Common Stock to the Company upon such terms and conditions as determined by the Committee. Each Option shall become exercisable in such installments and at such times as determined by the Committee and set forth in an agreement evidencing the grant of an Option. Each Option shall be for such term as the Committee shall determine, provided that no Option shall have a term of greater than ten years (five years in the case of an Incentive Stock Option granted to a "ten percent shareholder"). In the event of certain change in control transactions, each outstanding Option shall become immediately and fully exercisable.

   The Board of Directors may at any time and from time to time suspend, amend, modify or terminate the 1998 Stock Option Plan; provided, however, that, to the extent necessary under applicable law, no amendment shall be effective unless approved by stockholders of the Company. In addition, no such change may adversely affect any Option previously granted, except with the written consent of the Optionee.

 Certain Federal Income Tax Consequences

   The following discussion is a brief summary of the principal United States federal income tax consequences under current federal income tax laws relating to Options awarded under the 1998 Stock Option Plan. This summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign income and other tax consequences.

   An Optionee will not recognize any taxable income upon the grant of a Nonqualified Option and the Company will not be entitled to a tax deduction with respect to such grant. Upon exercise of a Nonqualified Option, the excess of the fair market value of the Common Stock on the exercise date over the exercise price will be taxable as compensation income to the Optionee, subject, in the case of an employee, to tax withholding. Subject to the Optionee including such excess amount in income or the Company satisfying applicable reporting requirements, the Company should be entitled to a tax deduction in the amount of such compensation income. The Optionee's tax basis for the Common Stock received pursuant to the exercise of a Nonqualified Option will equal the sum of the compensation income recognized and the exercise price.

   In the event of a sale of Common Stock received upon the exercise of a Nonqualified Option, any appreciation or depreciation after the exercise date generally will be taxed as capital gain or loss, provided that any gain will be subject to reduced rates of tax if the Common Stock was held for more than twelve months and will be subject to further reduced rates if the Common Stock was held for more than eighteen months.

   Generally, an Optionee should not recognize taxable income at the time of grant or exercise of an Incentive Stock Option and the Company should not be entitled to a tax deduction with respect to such grant or exercise. The exercise of an Incentive Stock Option generally will give rise to an item of tax preference that may result in alternative minimum tax liability for the Optionee.

   A sale or other disposition by an Optionee of shares acquired upon the exercise of an Incentive Stock Option more than one year after the transfer of the shares to such Optionee and more than two years after the date of grant of the Incentive Stock Option should result in any difference between the net sale proceeds and the exercise price being treated as long-term capital gain or loss to the Optionee with no deduction being allowed to the Company, provided that any gain will be subject to a further reduced rate of tax if the shares acquired upon exercise of the Option are held for more than eighteen months. Upon a sale or other disposition of shares acquired upon the exercise of an Incentive Stock Option within one year after the transfer of the shares to the Optionee or within two years after the date of grant of the Incentive Stock Option (including the delivery of such shares in payment of the exercise price of another Incentive Stock Option within such period), any excess of (a) the lesser of (i) the fair market value of the shares at the time of exercise of the Option and (ii) the amount realized on such disqualifying sale or other disposition of the shares over (b) the exercise price of such shares, should constitute ordinary income to the Optionee and the Company should be entitled to a deduction in the amount of such income. The excess, if any, of the amount realized on a disqualifying sale over the fair market value of the shares at the time of the exercise of the Option generally will constitute capital gain subject to tax at a rate which is based on the holding period for the shares, and will not be deductible by the Company.

   Under certain circumstances the accelerated vesting or exercise of Options in connection with a change of control of the Company might be deemed an "excess parachute payment" for purposes of the golden parachute tax provisions of Section 280G of the Code. To the extent it is so considered, the Optionee may be subject to a 20% excise tax and the Company may be denied a tax deduction.

   Section 162(m) of the Code generally disallows a federal income tax deduction to any publicly held corporation for compensation paid in excess of $1 million in any taxable year to the chief executive officer or any of the four other most highly compensated executive officers who are employed by the Company on the last day of the taxable year. Compensation attributable to Options granted under the 1998 Stock Option Plan with an exercise price at least equal to the fair market value of the underlying Common Stock on the date of grant should not be subject to the deduction limitation. Compensation attributable to Options granted under the 1998 Stock Option Plan with an exercise price below fair market value of the underlying Common Stock on the date of grant may be subject to the deduction limitations of Section 162(m) of the Code.

 Stockholder Approval

   The approval of the 1998 Stock Option Plan requires the affirmative vote of a majority of the votes cast at the Annual Meeting.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE 1998 STOCK OPTION PLAN. EACH PROXY RECEIVED WILL BE VOTED FOR APPROVAL OF THE 1998 STOCK OPTION PLAN UNLESS OTHERWISE SPECIFIED IN THE PROXY.

   JOSEPHINE CHAUS POSSESSES THE POWER TO VOTE MORE THAN 50% OF THE OUTSTANDING SHARES OF THE COMMON STOCK. ACCORDINGLY, THE AFFIRMATIVE VOTE OF JOSEPHINE CHAUS IS SUFFICIENT TO APPROVE THE 1998 STOCK OPTION PLAN WITHOUT THE VOTE OF ANY OTHER STOCKHOLDERS. JOSEPHINE CHAUS HAS ADVISED THE COMPANY THAT SHE INTENDS TO VOTE ALL OF HER SHARES IN FAVOR OF THE 1998 STOCK OPTION PLAN.

                             CERTAIN TRANSACTIONS

JOSEPHINE CHAUS

   Subordinated Debt. The Company had outstanding at June 30, 1997, $26.4 million of subordinated promissory notes payable to Josephine Chaus certain of which were originally issued on June 30, 1986 and the remainder of which were issued in February and March 1991 (the "Subordinated Notes"). In connection with the Company's November 1995 public offering, Josephine Chaus agreed (subject to the consummation of such public offering) to extend the maturity date of the Subordinated Notes (which were to mature on July 1, 1996) to July 1, 1998. The blended annual interest rate on the Subordinated Notes is 11.25%, and payments of principal and interest under the Subordinated Notes currently are not permitted as a result of bank covenant requirements. Ms. Chaus is prohibited from accelerating the Subordinated Notes on account of such inability to pay interest through the maturity thereof. The Subordinated Notes will, as part of the Restructuring, be exchanged for equity. See "Recent Development -- The Restructuring" and "Approval of Sale of Common Stock to Josephine Chaus."

   Bank Debt Put. As an inducement to BNYF to enter into the New Financing Agreement with the Company, Ms. Chaus has agreed with BNYF that she will purchase, at the option of BNYF, a $2.5 million junior participation in the New Financing Agreement between the Company and BNYF, in the event that (i) an event of default occurs under the New Financing Agreement prior to May 15, 1998, or (ii) the Rights Offering is not consummated prior to May 15, 1998 (the "Bank Debt Put").

CREDIT SUPPORT

   1994 Warrants. During fiscal 1994, the Company required availability under its working capital credit line with BNYF in excess of the amount available under its borrowing base formula. To assist the Company, Josephine Chaus agreed to provide credit support in the form of a letter of credit (the "Letter of Credit"). She initially provided the Letter of Credit in the amount of $3.0 million on April 15, 1994, which was increased to $5.0 million on June 14, 1994, to $7.2 million on September 13, 1994 and to $10.0 million in February 1995. The expiration date of the Letter of Credit, initially in effect through October 15, 1994, was extended to April 15, 1995, October 31, 1995 and then to January 31, 1996. BNYF increased the Company's borrowing availability by various amounts as the amount and expiration date of the Letter of Credit were increased and extended, respectively. In addition, Ms. Chaus agreed to guarantee personally $5.0 million of the Company's indebtedness to BNYF (the "$5.0 Million Guarantee"), with the $5.0 Million Guarantee to be in effect during the credit facility's term. In return for such credit support, the Company issued to Ms. Chaus, upon stockholder approval, warrants (the "1994 Warrants") to purchase an aggregate of 1,216,500 shares (prior to the Stock Split) of Common Stock of the Company, exercisable through November 22, 1999, at prices ranging between $2.25 and $4.62 per share, in each case a price which was 20% above the market price of the Company's Common Stock at the time of the grant. In approving the issuance of the 1994 Warrants to Ms. Chaus, the Special Committee sought the advice of Lehman Brothers, which provided its view as to the commercial reasonableness of the transaction. As part of the Restructuring, Josephine Chaus will relinquish all of her rights to the 1994 Warrants, to the extent they have not been exercised prior to the consummation of the Restructuring.

   1995 Warrants. During fiscal 1995, Josephine Chaus provided additional credit support to the Company in the form of an increase in the Letter of Credit to $10.0 million and an extension of its term to October 31, 1995 (the "February Increase/Extension"). Ms. Chaus also provided the $5.0 Million Guarantee at that time. In September 1995, Ms. Chaus further extended the term of the Letter of Credit to January 31, 1996 (the "September 1995 Extension"). In consideration of the February Increase/Extension, the $5.0 Million Guarantee and the September Extension, the Company issued to Ms. Chaus, upon stockholder approval, warrants (the "1995 Warrants") to purchase an aggregate of 1,580,000 shares (prior to the Stock Split) of Common Stock at prices ranging between $4.05 and $6.75 per share, in each case a price which was 20% above the market price of the Common Stock at the time of the grant. In approving the issuance of the 1995 Warrants to Ms. Chaus, the Special Committee sought the advice of Lehman Brothers, which provided its view as to the commercial reasonableness of the transaction. As part of the Restructuring, Josephine Chaus will relinquish all of her rights to the 1995 Warrants, to the extent they have not been exercised prior to the consummation of the Restructuring.

   1996 Warrants. During fiscal 1996, the Company required additional availability under its working capital credit line with BNYF. To further assist the Company, Josephine Chaus agreed to provide additional credit support in the form of an option to further extend the Letter of Credit's expiration date to July 31, 1996 (the "July 1996 Option"). In January 1996, the Company exercised the July 1996 Option to extend the Letter of Credit to July 31, 1996 (the "July 1996 Extension"). In consideration for her provision of the July 1996 Extension, a special committee composed of disinterested outside members of the Board of Directors of the Company (the "Special Committee"), has authorized the issuance to Josephine Chaus, subject to stockholder approval, of warrants (the "1996 Warrants") to purchase an aggregate of 682,012 shares (prior to the Stock Split) of Common Stock at an exercise price of $4.20 per share. The Special Committee approved the issuance of the 1996 Warrants on January 19, 1996. In approving the issuance of the 1996 Warrants to Josephine Chaus, the Special Committee sought the advice of Lehman Brothers, which provided its view as to the commercial reasonableness of the transaction. The issuance of the 1996 Warrants was approved by the stockholders of the Company at the 1996 Annual Meeting of Stockholders. As part of the Restructuring, Josephine Chaus will relinquish all of her rights to the 1996 Warrants, to the extent they have not been exercised prior to the consummation of the Restructuring.

   Additional Compensation. In connection with a May 1996 amendment to the BNYF credit facility, Ms. Chaus agreed to extend the Letter of Credit to January 31, 1997 (the "January 1997 Extension") and additionally provided a collateralized increase of $5.0 million in the $5.0 Million Guarantee to $10.0 million (the "$10.0 Million Guarantee"). In connection with the January 1997 Extension, the Special Committee approved the payment of cash compensation to Ms. Chaus of $100,000 for each three month period of the Letter of Credit as extended from July 31, 1996 to January 31, 1997. For her provision of the $10.0 Million Guarantee, the Special Committee approved an increase in the amount of cash compensation payable to Ms. Chaus for her guaranty, to $100,000 for each three month period of the $10.0 Million Guarantee.

   In connection with a September 1996 amendment to the BNYF credit facility, Ms. Chaus agreed to extend the Letter of Credit to July 31, 1997 (the "July 1997 Extension"), increase the amount of the $10.0 Million Guarantee to $12.5 Million (the "$12.5 Million Guarantee") and fully collateralize the $12.5 Million Guarantee. In connection with the July 1997 Extension, the Special Committee approved the payment of cash compensation to Ms. Chaus of $100,000 for each additional three month period of the Letter of Credit as extended from January 31, 1997 to July 31, 1997. For her provision of the $12.5 Million Guarantee, the Special Committee approved an increase in the amount of cash compensation payable to Ms. Chaus for her guaranty, to $125,000 for each three month period of the $12.5 Million Guarantee.

RESTRUCTURING OF CREDIT SUPPORT PROVIDED BY MS. CHAUS

   On October 10, 1997, in substitution for the the personal guaranty of $12.5 million of Bank Debt (the "$12.5 Million Guarantee") previously provided by Ms. Chaus, she entered into a deposit letter (the "October Deposit Letter") pursuant to which she provided $12.5 million in cash collateral to secure the Bank Debt. The cash collateral was provided from the proceeds of the BNYF--J. Chaus Loan. Immediately prior to the consummation of the Rights Offering, and subject to the other conditions to the Restructuring being satisfied, the $12.5 million in cash collateral will be released and used to retire $12.5 million of the Bank Debt. As a result of such repayment, the Company will become indebted to Ms. Chaus for $12.5 million. Pursuant to the terms of the Subrogated Loan, the Subrogated Loan will, immediately thereafter, be exchanged by Ms. Chaus for shares of Common Stock of the Company.

   Ms. Chaus previously entered into a deposit letter dated July 23, 1997
(the "July Deposit Letter") pursuant to which she provided $10.0 million in cash collateral to secure the Bank Debt in substitution for the letter of credit previously provided by her. The July Deposit Letter was amended on October 10, 1997 to provide that the $10.0 million in cash collateral shall be held as collateral to secure indebtedness under the New Financing Agreement. Immediately prior to the consummation of the Rights Offering, and subject to the other conditions of the Restructuring being satisfied, such collateral will be released and used by Ms. Chaus to purchase shares of Common Stock issuable to her upon the exercise of the Rights, in satisfaction of her Purchase Commitment in connection with the Rights Offering. The Company will use the proceeds from the Purchase Commitment to retire $10.0 million of Bank Debt.

   Pursuant to the New Financing Agreement, in the event that the Rights Offering is not consummated by May 15, 1998, the cash collateral held under the October Deposit Letter and the July Deposit Letter will be applied by BNYF to retire $22.5 million of the Bank Debt.

HARVEY KRUEGER

   Harvey Krueger, a director of the Company and member of its Audit and Compensation Committees, is a Senior Managing Director of Lehman Brothers, which provided certain advisory services to the Company during the first quarter of fiscal 1996 for which it received fees of $25,000. In addition, Lehman Brothers served as managing underwriter by the Company in connection with the Company's public offering which was consummated in November 1995.

S. LEE KLING

   S. Lee Kling, a director of the Company and member of its Audit and Compensation Committees, serves as Vice Chairman of an insurance broker, Willis Corroon, from which the Company obtains various insurance policies (i.e., travel, directors and officers liability, and life insurance). In addition, a son of Mr. Kling is employed by Willis Corroon. The total aggregate premium payments paid to Willis Corroon in respect of such insurance during fiscal 1997 were approximately $303,000.

                            SELECTION OF AUDITORS

   The Board of Directors, upon the recommendation of the Audit Committee, has appointed Deloitte & Touche LLP, independent auditors, as the Company's auditors for the fiscal year ending June 30, 1998. Deloitte & Touche has served as the Company's independent auditors since June 10, 1994. Although stockholder ratification of the selection of Deloitte & Touche is not required, the Board considers it desirable for stockholders to pass upon the selection of auditors.

   It is expected that representatives of Deloitte & Touche will be present at the meeting and will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions of stockholders.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF THE AUDITORS. EACH PROXY RECEIVED WILL BE VOTED FOR THE RATIFICATION OF THE APPOINTMENT OF THE AUDITORS UNLESS OTHERWISE SPECIFIED IN THE PROXY.

   JOSEPHINE CHAUS POSSESSES THE POWER TO VOTE MORE THAN 50% OF THE OUTSTANDING SHARES OF THE COMMON STOCK. ACCORDINGLY, THE AFFIRMATIVE VOTE OF JOSEPHINE CHAUS IS SUFFICIENT TO RATIFY THE APPOINTMENT OF THE AUDITORS. JOSEPHINE CHAUS HAS ADVISED THE COMPANY THAT SHE INTENDS TO VOTE ALL OF HER SHARES IN FAVOR OF SUCH RATIFICATION OF THE APPOINTMENT.

                      PROPOSALS FOR NEXT YEAR'S MEETING

   Any proposal by a stockholder who intends to be present at the next Annual Meeting of Stockholders must be received by the Company for inclusion in its proxy statement and form of proxy relating to that Annual Meeting no later than July 15, 1998.

                                MISCELLANEOUS

   The Board of Directors of the Company does not intend to present, and does not have any reason to believe that others intend to present, any matter of business at the meeting other than as set forth in the accompanying Notice of Annual Meeting of Stockholders. However, if other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote any proxies in accordance with their judgment.

   The Company will bear the cost of preparing, assembling and mailing the enclosed form of proxy, this Proxy Statement and other material which may be sent to stockholders in connection with this solicitation. The Board of Directors may use the services of the Company's directors, officers and other regular employees to solicit proxies. In addition, the Company has retained Chase Mellon Stockholder Services, LLP, Corporate Trust Group as stock transfer agent to aid in the solicitation of proxies at an anticipated fee of approximately $11,000 plus reasonable expenses. The Company may reimburse persons holding shares in their names or in the names of nominees for their expenses in sending proxies and proxy material to their principals.

   Copies of the 1997 Annual Report to Stockholders, including financial statements for the fiscal year ended June 30, 1997, are being mailed to the stockholders prior to or simultaneously with this Proxy Statement.

   THE COMPANY WILL PROVIDE A COPY OF ITS ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION (FORM 10-K) FOR THE FISCAL YEAR ENDED JUNE 30, 1997 TO EACH STOCKHOLDER WITHOUT CHARGE (OTHER THAN A REASONABLE CHARGE FOR ANY EXHIBIT REQUESTED) UPON WRITTEN REQUEST TO:

   Bernard Chaus, Inc.
   800 Secaucus Road
   Secaucus, New Jersey 07094
   Attention: Barton Heminover
        Vice President -- Corporate Controller
         and Assistant Secretary

                                                                     EXHIBIT A

   PROPOSAL TO AMEND THE COMPANY'S ARTICLES OF INCORPORATION TO EFFECT A 1-FOR-10 REVERSE SPLIT OF THE COMPANY'S COMMON STOCK.

   RESOLVED, that the Board of Directors is authorized to file an amendment to the Company's Articles of Incorporation following this proposal to effect a reverse 1-for-10 stock split (the "Stock Split").

                         AMENDMENT TO ARTICLE OF THE
                     COMPANY'S ARTICLES OF INCORPORATION

   1. The Certificate of Incorporation is amended to effect a reverse Stock Split of shares of Common stock of the Corporation, par value $ .01 per share ("Common Stock") on the basis of issuing one share of Common STOCK for each ten (10) issued shares of Common STOCK, by amending Section A of ARTICLE FOURTH of the Certificate of Incorporation to read as follows:

     FOURTH. A. Authorized Shares. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 51,000,000 shares, consisting of (i) 50,000,000 shares of common stock, $0.01 par value per share (hereinafter referred to as "Common Stock"), and (ii) 1,000,000 shares of preferred stock, $0.01 par value per share (hereinafter referred to as "Preferred Stock").

   Upon the filing of this amendment with the office of the Secretary of State of the State of New York, each share of Common Stock of the Corporation, issued at such time, shall be changed into one-tenth (0.1) of one fully paid and non-assessable share of Common Stock of the Corporation. In lieu of the issuance of any fractional shares that would otherwise result from the reverse stock split effected hereby, the Corporation shall issue to any stockholder that would otherwise receive fractional shares of Common Stock one (1) additional share of Common Stock; and further

   RESOLVED, that following the effectiveness of this amendment, certificates for the shares of Common Stock to be outstanding after the Stock Split shall be issued pursuant to procedures adopted by the Corporation's Board of Directors and communicated to those who are to receive new certificates; and further

   RESOLVED, that the Board of Directors of the Corporation may amend and/or restate the Corporation's certificate of incorporation pursuant to New York Business Corporation Law Sections 805 and 807 without approval of the stockholders of the Corporation, and may direct the officers of the Corporation to take all other acts as they deem necessary to effectuate the foregoing.

                                                                    EXHIBIT B

                             BERNARD CHAUS, INC.
                            1998 STOCK OPTION PLAN

   1. PURPOSE.

   The purpose of this Plan is to strengthen Bernard Chaus, Inc. (the "Company") by providing an incentive to its employees, officers, consultants and directors and thereby encouraging them to devote their abilities and industry to the success of the Company's business enterprise. It is intended that this purpose be achieved by extending to employees, officers, consultants and directors of the Company and its Subsidiaries an added long-term incentive for high levels of performance and unusual efforts through the grant of Incentive Stock Options and Nonqualified Stock Options (as each term is herein defined).

   2. DEFINITIONS.

   For purposes of the Plan:

   2.1 "Affiliate" means any entity, directly or indirectly, controlled by, controlling or under common control with the Company or any corporation or other entity acquiring, directly or indirectly, all or substantially all the assets and business of the Company, whether by operation of law or otherwise.

   2.2 "Agreement" means the written agreement between the Company and an Optionee evidencing the grant of an Option and setting forth the terms and conditions thereof.

   2.3 "Board" means the Board of Directors of the Company.

   2.4 "Change in Capitalization" means any increase or reduction in the number of Shares, or any change (including, but not limited to, a change in value) in the Shares or exchange of Shares for a different number or kind of shares or other securities of the Company or another corporation, by reason of a reclassification, recapitalization, merger, consolidation, reorganization, spin-off, split-up, issuance of warrants or rights or debentures, stock dividend, stock split or reverse stock split, cash dividend, property dividend, combination or exchange of shares, repurchase of shares, change in corporate structure or otherwise.

   2.5 A "Change in Control" shall mean the occurrence during the term of the Plan of:

     (a) An acquisition (other than directly from the Company) of any voting securities of the Company (the "Voting Securities") by any "Person" (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), immediately after which such Person has "Beneficial Ownership" (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than fifty percent (50%) or more of the then outstanding Shares or the combined voting power of the Company's then outstanding Voting Securities; provided, however, in determining whether a Change in Control has occurred, Shares or Voting Securities which are acquired in a "Non-Control Acquisition" (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. A "Non-Control Acquisition" shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) the Company or (B) any corporation or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by the Company (for purposes of this definition, a "Subsidiary"), (ii) the Company or its Subsidiaries, (iii) any Person in connection with a "Non-Control Transaction" (as hereinafter defined), or (iv) a trust or private foundation or other estate planning vehicle established by a shareholder of the Company, of voting securities of the Company from such shareholder and/or the acquisition by the heirs, executors or administrators of a shareholder of the Company of voting securities of the Company from such shareholder;

     (b) The individuals who, as of the close of business on the Rights Offering Effective Date are members of the Board (the "Incumbent Board"), cease for any reason to constitute at least two-thirds of the members of the Board; provided, however, that if the election, or nomination for election by the Company's common stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Plan, be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened "Election Contest" (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a "Proxy Contest") including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

     (c) The consummation of:

        (i) A merger, consolidation or reorganization with or into the Company or in which securities of the Company are issued, unless such merger, consolidation or reorganization is a "Non-Control
       Transaction." A "Non-Control Transaction" shall mean a merger, consolidation or reorganization with or into the Company or in which securities of the Company are issued where:

            (A) the stockholders of the Company, immediately before such merger, consolidation or reorganization, own directly or indirectly immediately following such merger, consolidation or reorganization, at least fifty percent (50%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation or reorganization (the "Surviving Corporation") in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization,

            (B) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least two-thirds of the members of the board of directors of the Surviving Corporation, or a corporation beneficially directly or indirectly owning a majority of the Voting Securities of the Surviving Corporation, and

            (C) no Person other than (i) the Company, (ii) any Subsidiary,
           (iii) any employee benefit plan (or any trust forming a part thereof) that, immediately prior to such merger, consolidation or reorganization, was maintained by the Company or any Subsidiary, or (iv) any Person who, immediately prior to such merger, consolidation or reorganization had Beneficial Ownership of more than fifty percent (50%) or more of the then outstanding Voting Securities or Shares, has Beneficial Ownership of more than fifty percent (50%) or more of the combined voting power of the Surviving Corporation's then outstanding voting securities or its common stock.

        (ii) A complete liquidation or dissolution of the Company; or

        (iii) The sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary).

   Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the "Subject Person") acquired Beneficial Ownership of more than the permitted amount of the then outstanding Shares or Voting Securities as a result of the acquisition of Shares or Voting Securities by the Company which, by reducing the number of Shares or Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Persons, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Shares or Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Shares or Voting Securities which increases the percentage of the then outstanding Shares or Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

   2.6 "Code" means the Internal Revenue Code of 1986, as amended.

   2.7 "Committee" means a committee, as described in Section 3.1, appointed by the Board from time to time to administer the Plan and to perform the functions set forth herein.

    2.8 "Company" means Bernard Chaus, Inc.

   2.9 "Disability" means:

     (a) in the case of an Optionee whose employment with the Company or a Subsidiary is subject to the terms of an employment agreement between such Optionee and the Company or Subsidiary, which employment agreement includes a definition of "Disability", the term "Disability" as used in this Plan or any Agreement shall have the meaning set forth in such employment agreement during the period that such employment agreement remains in effect; and

     (b) in all other cases, the term "Disability" as used in this Plan or any Agreement shall mean a physical or mental infirmity which impairs the Optionee's ability to perform substantially his or her duties for a period of one hundred eighty (180) consecutive days.

   2.10 "Division" means any of the operating units or divisions of the Company designated as a Division by the Committee.

   2.11 "Eligible Individual" means any officer or employee of the Company or a Subsidiary, or any director, consultant or advisor who is receiving cash compensation from the Company or a Subsidiary, designated by the Committee as eligible to receive Options subject to the conditions set forth herein; provided, however, that only employees of the Company or any Subsidiary may receive Incentive Stock Options under this Plan.

   2.12 "Employee Option" means an Option granted pursuant to Section 5.

   2.13 "Exchange Act" means the Securities Exchange Act of 1934, as amended.

   2.14 "Fair Market Value" on any date means the closing sales prices of the Shares on such date on the principal national securities exchange on which such Shares are listed or admitted to trading, or, if such Shares are not so listed or admitted to trading, the average of the per Share closing bid price and per Share closing asked price on such date as quoted on the National Association of Securities Dealers Automated Quotation System or such other market in which such prices are regularly quoted, or, if there have been no published bid or asked quotations with respect to Shares on such date, the Fair Market Value shall be the value established by the Board in good faith and, in the case of an Incentive Stock Option, in accordance with Section 422 of the Code.

   2.15 "Incentive Stock Option" means an Option satisfying the requirements of Section 422 of the Code and designated by the Committee as an Incentive Stock Option.

   2.16 "Nonemployee Director" means a director of the Company who is a "nonemployee director" within the meaning of Rule 16b-3 promulgated under the Exchange Act.

   2.17 "Nonqualified Stock Option" means an Option which is not an Incentive Stock Option.

   2.18 "Option" means a Nonqualified Stock Option, an Incentive Stock Option, or any or all of them.

   2.19 "Optionee" means a person to whom an Option has been granted under the Plan.

   2.20 "Outside Director" means a director of the Company who is an "outside director" within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder.

   2.21 "Parent" means any corporation which is a parent corporation (within the meaning of Section 424(e) of the Code) with respect to the Company.

   2.22 "Plan" means the Bernard Chaus, Inc. 1998 Stock Incentive Plan, as amended and restated from time to time.

   2.23 "Pooling Transaction" means an acquisition of the Company in a transaction which is intended to be treated as a "pooling of interests" under generally accepted accounting principles.

   2.24 "Shares" means the common stock, par value $.01 per share, of the Company.

    2.25 "Subsidiary" means any corporation which is a subsidiary corporation (within the meaning of Section 424(f) of the Code) with respect to the Company.

   2.26 "Successor Corporation" means a corporation, or a parent or subsidiary thereof within the meaning of Section 424(a) of the Code, which issues or assumes a stock option in a transaction to which Section 424(a) of the Code applies.

   2.27 "Ten-Percent Stockholder" means an Eligible Individual, who, at the time an Incentive Stock Option is to be granted to him or her, owns (within the meaning of Section 422(b)(6) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, or of a Parent or a Subsidiary.

   3. ADMINISTRATION.

   3.1 The Plan shall be administered by the Committee, which shall hold meetings at such times as may be necessary for the proper administration of the Plan. The Committee shall keep minutes of its meetings. A quorum shall consist of not fewer than two members of the Committee and a majority of a quorum may authorize any action. Any decision or determination reduced to writing and signed by a majority of all of the members of the Committee shall be as fully effective as if made by a majority vote at a meeting duly called and held. The Committee shall consist of at least two (2) directors of the Company; provided, however, that (A) each member shall be a Nonemployee Director and (B) to the extent necessary for any Option intended to qualify as performance-based compensation under Section 162(m) of the Code to so qualify, each member of the Committee shall be an Outside Director. No member of the Committee shall be liable for any action, failure to act, determination or interpretation made in good faith with respect to this Plan or any transaction hereunder, except for liability arising from his or her own willful misfeasance, gross negligence or reckless disregard of his or her duties. The Company hereby agrees to indemnify each member of the Committee for all costs and expenses and, to the extent permitted by applicable law, any liability incurred in connection with defending against, responding to, negotiating for the settlement of or otherwise dealing with any claim, cause of action or dispute of any kind arising in connection with any actions in administering this Plan or in authorizing or denying authorization to any transaction hereunder.

   3.2 Subject to the express terms and conditions set forth herein, the Committee shall have the power from time to time to:

     (a) determine those Eligible Individuals to whom Employee Options shall be granted under the Plan and the number of such Employee Options to be granted and to prescribe the terms and conditions (which need not be identical) of each such Employee Option, including the purchase price per Share subject to each Employee Option, and make any amendment or modification to any Agreement consistent with the terms of the Plan;

     (b) to construe and interpret the Plan and the Options granted hereunder and to establish, amend and revoke rules and regulations for the administration of the Plan, including, but not limited to, correcting any defect or supplying any omission, or reconciling any inconsistency in the Plan or in any Agreement, in the manner and to the extent it shall deem necessary or advisable so that the Plan complies with applicable law including Rule 16b-3 under the Exchange Act and the Code to the extent applicable, and otherwise to make the Plan fully effective. All decisions and determinations by the Committee in the exercise of this power shall be final, binding and conclusive upon the Company, the Subsidiaries, the Optionees, and all other persons having any interest therein;

     (c) to determine the duration and purposes for leaves of absence which may be granted to an Optionee on an individual basis without constituting a termination of employment or service for purposes of the Plan;

     (d) to exercise its discretion with respect to the powers and rights granted to it as set forth in the Plan; and

     (e) generally, to exercise such powers and to perform such acts as are deemed necessary or advisable to promote the best interests of the Company with respect to the Plan.

    4. STOCK SUBJECT TO THE PLAN.

   4.1 The maximum number of Shares that may be made the subject of Options granted under the Plan shall be ten percent (10%) of the issued and outstanding Shares at the close of business on the Rights Offering Effective Date (which shall be between 2,187,443 and 2,711,591 Shares); provided, however, that the maximum number of Shares that an Eligible Individual may be granted in respect of Options may not exceed 2,200,000 Shares. Upon a Change in Capitalization, the maximum number of Shares referred to in the first sentence of this Section 4.1 shall be adjusted in number and kind pursuant to
Section 12. The Company shall reserve for the purposes of the Plan, out of its authorized but unissued Shares or out of Shares held in the Company's treasury, or partly out of each, such number of Shares as shall be determined by the Board.

   4.2 Upon the granting of an Option, the number of Shares available under
Section 4.1 for the granting of further Options shall be reduced as follows:
In connection with the granting of an Option, the number of Shares shall be reduced by the number of Shares in respect of which the Option is granted or denominated.

   4.3 Whenever any outstanding Option or portion thereof expires, is canceled or is otherwise terminated for any reason without having been exercised or payment having been made in respect of the entire Option, the Shares allocable to the expired, canceled or otherwise terminated portion of the Option may again be the subject of Options granted hereunder.

   5. OPTION GRANTS FOR ELIGIBLE INDIVIDUALS.

   5.1 AUTHORITY OF COMMITTEE. Subject to the provisions of the Plan, the Committee shall have full and final authority to select those Eligible Individuals who will receive Employee Options, and the terms and conditions of the grant to such Eligible Individuals shall be set forth in an Agreement.

   5.2 PURCHASE PRICE. The purchase price or the manner in which the purchase price is to be determined for Shares under each Employee Option shall be determined by the Committee and set forth in the Agreement; provided, however, that the purchase price per Share under each Incentive Stock Option shall not be less than 100% of the Fair Market Value of a Share on the date the Employee Option is granted (110% in the case of an Incentive Stock Option granted to a Ten-Percent Stockholder). Subject to Section 5.5, the Committee shall have the authority to change the purchase price for Shares under an Employee Option subsequent to its grant.

   5.3 MAXIMUM DURATION. Employee Options granted hereunder shall be for such term as the Committee shall determine, provided that an Incentive Stock Option shall not be exercisable after the expiration of ten (10) years from the date it is granted (five (5) years in the case of an Incentive Stock Option granted to a Ten-Percent Stockholder) and a Nonqualified Stock Option shall not be exercisable after the expiration of ten (10) years from the date it is granted. The Committee may, subsequent to the granting of any Employee Option, extend the term thereof, but in no event shall the term as so extended exceed the maximum term provided for in the preceding sentence.

   5.4 VESTING. Subject to Section 6.4, each Employee Option shall become exercisable in such installments (which need not be equal) and at such times as may be designated by the Committee and set forth in the Agreement. To the extent not exercised, installments shall accumulate and be exercisable, in whole or in part, at any time after becoming exercisable, but not later than the date the Employee Option expires. The Committee may accelerate the exercisability of any Employee Option or portion thereof at any time.

   5.5 MODIFICATION. No modification of an Employee Option shall adversely alter or impair any rights or obligations under the Employee Option without the Optionee's consent.

   6. TERMS AND CONDITIONS APPLICABLE TO ALL OPTIONS.

   6.1 NON-TRANSFERABILITY. Unless set forth in the Agreement evidencing the Option (other than an Incentive Stock Option) at the time of grant or at any time thereafter, an Option granted hereunder shall not be transferable by the Optionee to whom granted except by will or the laws of descent and distribution or pursuant to a domestic relations order (within the meaning of Rule 16a-12 promulgated under the Exchange Act), and an Option may be exercised during the lifetime of such Optionee only by the Optionee or his or her guardian or legal representative. The terms of such Option shall be final, binding and conclusive upon the beneficiaries, executors, administrators, heirs and successors of the Optionee.

   6.2 METHOD OF EXERCISE. The exercise of an Option shall be made only by a written notice delivered in person or by mail to the Secretary of the Company at the Company's principal executive office, specifying the number of Shares to be purchased and accompanied by payment therefor and otherwise in accordance with the Agreement pursuant to which the Option was granted. The purchase price for any Shares purchased pursuant to the exercise of an Option shall be paid, as determined by the Committee in its discretion, in either of the following forms (or any combination thereof): (i) cash and/or (ii) the transfer of Shares to the Company upon such terms and conditions as determined by the Committee. In addition, Employee Options may be exercised through a registered broker-dealer pursuant to such cashless exercise procedures which are, from time to time, deemed acceptable by the Committee, and the Committee may authorize that the purchase price payable upon exercise of an Employee Option may be paid by having Shares withheld that otherwise would be acquired upon such exercise. Any Shares transferred to the Company (or withheld upon exercise) as payment of the purchase price under an Option shall be valued at their Fair Market Value on the day preceding the date of exercise of such Option. The Optionee shall deliver the Agreement evidencing the Option to the Secretary of the Company who shall endorse thereon a notation of such exercise and return such Agreement to the Optionee. No fractional Shares (or cash in lieu thereof) shall be issued upon exercise of an Option and the number of Shares that may be purchased upon exercise shall be rounded to the nearest number of whole Shares.

   6.3 RIGHTS OF OPTIONEES. No Optionee shall be deemed for any purpose to be the owner of any Shares subject to any Option unless and until (i) the Option shall have been exercised pursuant to the terms thereof, (ii) the Company shall have issued and delivered Shares to the Optionee, and (iii) the Optionee's name shall have been entered as a stockholder of record on the books of the Company. Thereupon, the Optionee shall have full voting, dividend and other ownership rights with respect to such Shares, subject to such terms and conditions as may be set forth in the applicable Agreement.

   6.4 EFFECT OF CHANGE IN CONTROL. In the event of a Change in Control, all Options outstanding on the date of such Change in Control shall become immediately and fully exercisable. In the event an Optionee's employment with the Company terminates following a Change in Control, each Option held by the Optionee that was exercisable as of the date of termination of the Optionee's employment shall remain exercisable for a period ending not before the earlier of (A) the first anniversary of the termination of the Optionee's employment or (B) the expiration of the stated term of the Option; but in no event shall the exercise period exceed the maximum term provided in Section 5.3.

   7. EFFECT OF A TERMINATION OF EMPLOYMENT.

   The Agreement evidencing the grant of each Option shall set forth the terms and conditions applicable to such Option upon a termination or change in the status of the employment of the Optionee by the Company, a Subsidiary or a Division (including a termination or change by reason of the sale of a Subsidiary or a Division), which shall be as the Committee may, in its discretion, determine at the time the Option is granted or thereafter.

   8. ADJUSTMENT UPON CHANGES IN CAPITALIZATION.

     (a) In the event of a Change in Capitalization, the Committee shall conclusively determine the appropriate adjustments, if any, to (i) the maximum number and class of Shares or other stock or securities with respect to which Options may be granted under the Plan, (ii) the maximum number and class of Shares or other stock or securities with respect to which Options may be granted to any Eligible Individual during any fiscal year during the term of the Plan, and (iii) subject to the provisions of
    Section 162(m) of the Code, the number and class of Shares or other stock or securities which are subject to outstanding Options granted under the Plan and the purchase price therefor, if applicable.

      (b) Any such adjustment in the Shares or other stock or securities subject to outstanding Incentive Stock Options (including any adjustments in the purchase price) shall be made in such manner as not to constitute a modification as defined by Section 424(h)(3) of the Code and only to the extent otherwise permitted by Sections 422 and 424 of the Code.

     (c) If, by reason of a Change in Capitalization, an Optionee shall be entitled to exercise an Option with respect to, new, additional or different shares of stock or securities, such new, additional or different shares shall thereupon be subject to all of the conditions, and restrictions which were applicable to the Shares subject to the Option, as the case may be, prior to such Change in Capitalization.

   9. EFFECT OF CERTAIN TRANSACTIONS.

   Subject to Section 8.4 or as otherwise provided in an Agreement or otherwise by the Committee, in the event of (i) the liquidation or dissolution of the Company or (ii) a merger or consolidation of the Company (a "Transaction"), the Plan and the Options issued hereunder shall continue in effect in accordance with their respective terms, except that following a Transaction each Optionee shall be entitled to receive in respect of each Share subject to any outstanding Options, as the case may be, upon exercise of any Option, the same number and kind of stock, securities, cash, property or other consideration that each holder of a Share was entitled to receive in the Transaction in respect of a Share; provided, however, that such stock, securities, cash, property, or other consideration shall remain subject to all of the conditions, restrictions and performance criteria which were applicable to the Options prior to such Transaction.

   10. INTERPRETATION.

     (a) The Plan is intended to comply with Rule 16b-3 promulgated under the Exchange Act and the Committee shall interpret and administer the provisions of the Plan or any Agreement in a manner consistent therewith. Any provisions inconsistent with such Rule shall be inoperative and shall not affect the validity of the Plan.

     (b) Unless otherwise expressly stated in the relevant Agreement, each Employee Option granted under the Plan is intended to be performance-based compensation within the meaning of Section 162(m)(4)(C) of the Code. The Committee shall not be entitled to exercise any discretion otherwise authorized hereunder with respect to such Options if the ability to exercise such discretion or the exercise of such discretion itself would cause the compensation attributable to such Options to fail to qualify as performance-based compensation.

   11. POOLING TRANSACTIONS.

   Notwithstanding anything contained in the Plan or any Agreement to the contrary, in the event of a Change in Control which is also intended to constitute a Pooling Transaction, the Committee shall take such actions, if any, as are specifically recommended by an independent accounting firm retained by the Company to the extent reasonably necessary in order to assure that the Pooling Transaction will qualify as such, including but not limited to (i) deferring the vesting, exercise, payment, settlement or lapsing of restrictions with respect to any Option, (ii) providing that the payment or settlement in respect of any Option be made in the form of cash, Shares or securities of a successor or acquirer of the Company, or a combination of the foregoing, and (iii) providing for the extension of the term of any Option to the extent necessary to accommodate the foregoing, but not beyond the maximum term permitted for any Option.

   12. TERMINATION AND AMENDMENT OF THE PLAN.

   The Plan shall terminate on the day preceding the tenth anniversary of the date of its adoption by the Board and no Option may be granted thereafter. Subject to Section 11, the Board may sooner terminate the Plan and the Board may at any time and from time to time amend, modify or suspend the Plan; provided, however, that:

     (a) no such amendment, modification, suspension or termination shall impair or adversely alter any Options theretofore granted under the Plan, except with the consent of the Optionee, nor shall any amendment, modification, suspension or termination deprive any Optionee of any Shares which he or she may have acquired through or as a result of the Plan; and

      (b) to the extent necessary under applicable law, no amendment shall be effective unless approved by the stockholders of the Company in accordance with applicable law.

   13. OTHER ARRANGEMENTS.

   The adoption of the Plan by the Board shall not be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

   14. LIMITATION OF LIABILITY.

   As illustrative of the limitations of liability of the Company, but not intended to be exhaustive thereof, nothing in the Plan shall be construed to:

        (i) give any person any right to be granted an Option other than at the sole discretion of the Committee;

        (ii) give any person any rights whatsoever with respect to Shares except as specifically provided in the Plan;

        (iii) limit in any way the right of the Company or any Subsidiary to terminate the employment of any person at any time; or

        (iv) be evidence of any agreement or understanding, expressed or implied, that the Company will employ any person at any particular rate of compensation or for any particular period of time.

   15. REGULATIONS AND OTHER APPROVALS; GOVERNING LAW.

   15.1 Except as to matters of federal law, the Plan and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the State of New York without giving effect to conflicts of laws principles thereof.

   15.2 The obligation of the Company to sell or deliver Shares with respect to Options granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee.

   15.3 The Board may make such changes as may be necessary or appropriate to comply with the rules and regulations of any government authority, or to obtain for Eligible Individuals granted Incentive Stock Options the tax benefits under the applicable provisions of the Code and regulations promulgated thereunder.

   15.4 Each Option is subject to the requirement that, if at any time the Committee determines, in its discretion, that the listing, registration or qualification of Shares issuable pursuant to the Plan is required by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of an Option or the issuance of Shares, no Options shall be granted or payment made or Shares issued, in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions as acceptable to the Committee.

   15.5 Notwithstanding anything contained in the Plan or any Agreement to the contrary, in the event that the disposition of Shares acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act of 1933, as amended (the "Securities Act"), and is not otherwise exempt from such registration, such Shares shall be restricted against transfer to the extent required by the Securities Act and Rule 144 or other regulations thereunder. The Committee may require any individual receiving Shares pursuant to an Option granted under the Plan, as a condition precedent to receipt of such Shares, to represent and warrant to the Company in writing that the Shares acquired by such individual are acquired without a view to any distribution thereof and will not be sold or transferred other than pursuant to an effective registration thereof under said Act or pursuant to an exemption applicable under the Securities Act or the rules and regulations promulgated thereunder. The certificates evidencing any of such Shares shall be appropriately legended to reflect their status as restricted securities as aforesaid.

   16. MISCELLANEOUS.

   16.1 MULTIPLE AGREEMENTS. The terms of each Option may differ from other Options granted under the Plan at the same time, or at some other time. The Committee may also grant more than one Option to a given Eligible Individual during the term of the Plan, either in addition to, or in substitution for, one or more Options previously granted to that Eligible Individual.

   16.2 WITHHOLDING OF TAXES.

   (a) At such times as an Optionee recognizes taxable income in connection with the receipt of Shares or otherwise hereunder (a "Taxable Event"), the Optionee shall pay to the Company an amount equal to the federal, state and local income taxes and other amounts as may be required by law to be withheld by the Company in connection with the Taxable Event (the "Withholding Taxes") prior to the issuance, or release from escrow, of such Shares or otherwise. The Company shall have the right to deduct from any payment of cash to an Optionee an amount equal to the Withholding Taxes in satisfaction of the obligation to pay Withholding Taxes. In satisfaction of the obligation to pay Withholding Taxes to the Company, the Optionee may make a written election (the "Tax Election"), which may be accepted or rejected in the discretion of the Committee, to have withheld a portion of the Shares then issuable to him or her having an aggregate Fair Market Value equal to the Withholding Taxes.

   (b) If an Optionee makes a disposition, within the meaning of Section 424(c) of the Code and regulations promulgated thereunder, of any Share or Shares issued to such Optionee pursuant to the exercise of an Incentive Stock Option within the two-year period commencing on the day after the date of the grant or within the one-year period commencing on the day after the date of transfer of such Share or Shares to the Optionee pursuant to such exercise, the Optionee shall, within ten (10) days of such disposition, notify the Company thereof, by delivery of written notice to the Company at its principal executive office.

   16.3. EFFECTIVE DATE. The effective date of this Plan shall be the effective date of the Company's rights offering as contemplated by the Form S-3 Registration Statement under the Securities Act of 1933, as amended, which was filed by the Company with the Securities and Exchange Commission on October 30, 1997 (the "Rights Offering Effective Date"), subject only to the approval by the affirmative vote of the holders of a majority of the securities of the Company present, or represented, and entitled to vote at a meeting of stockholders duly held in accordance with the applicable laws of the State of New York within twelve (12) months of the adoption of the Plan by the Board.

[front]

PROXY                                                              COMMON STOCK

                              BERNARD CHAUS, INC.
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
             OF THE CORPORATION FOR ANNUAL MEETING OF STOCKHOLDERS
                               DECEMBER 8, 1997


           The undersigned hereby constitutes and appoints Josephine Chaus and Barton Heminover, and each of them, with full power of substitution, attorneys and proxies to represent and to vote all of the shares of Common Stock which the undersigned would be entitled to vote, with all powers the undersigned would possess if personally present, at the Annual Meeting of the Stockholders of BERNARD CHAUS, INC., to be held on December 8, 1997 at 10:30 a.m. at the Rihga Royal Hotel, 151 West 54th Street, New York, New York, Winter Garden Room, mezzanine level, and at any adjournment or postponement thereof, on all matters coming before said meeting.

1.         TO ELECT DIRECTORS.

           Nominees:  Philip G. Barach, Josephine Chaus, Andrew Grossman, S.
                      Lee Kling and Harvey M. Krueger.
                     (Mark only one of the following boxes.)

                      |_| VOTE FOR all nominees listed above, except vote withheld as to the following nominees (if any):


                             -----------------------------------------------

                      |_|    VOTE WITHHELD from all nominees.

2. To approve an amendment to the Company's Certificate of Incorporation, as amended to effect a reverse stock split (the "Stock Split") of the Company's Common Stock such that every ten (10) shares of Common Stock outstanding on the effective date of the Stock
                      Split would be converted into one (1) share of common stock, of the Company, $.01 par value ("Common Stock"):

                      |_|  VOTE FOR  |_|  VOTE AGAINST |_|  ABSTAIN

3. To approve the sale by the Company to Josephine Chaus of an aggregate of up to 19,246,705 shares of Common Stock consisting (a) of 10,510,910 shares, on a post Stock Split basis, of Common Stock of the Company, in exchange for approximately $40.5 million of the Company's indebtedness to Josephine Chaus consisting of $28.0 million of existing subordinated indebtedness (including accrued interest through January 15, 1998) and $12.5 million of indebtedness which will be owed to her, (b) in connection with the exercise by Josephine Chaus of her full $10.0 million subscription in a rights offering to all holders of Common Stock of the Company, of 6,988,635 shares of Common Stock of the Company, on a post Stock Split basis (the "Rights Offering"), and (c) of up to 1,747,160 shares of Common Stock of the Company, on a post Stock Split basis, in connection with the standby commitment by Josephine Chaus to subscribe for up to an additional $2.5 million of Common Stock if and to the extent that the Company's other stockholders do not purchase at least that amount in the Rights
                      Offering:


                      |_|  VOTE FOR         |_|  VOTE AGAINST       |_| ABSTAIN

4. To approve the adoption by the Company of the Bernard Chaus, Inc. 1998 Stock Option Plan:


                      |_|  VOTE FOR         |_|  VOTE AGAINST       |_| ABSTAIN

5. To ratify the appointment of Deloitte & Touche LLP as the Company's auditors for the Company's fiscal year ending June 30, 1998:

                      |_|  VOTE FOR         |_|  VOTE AGAINST       |_| ABSTAIN

6. At their discretion, upon any other business which may properly come before the meeting or any adjournment thereof.

                                    [back]

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder.

     IF NO DIRECTIONS ARE GIVEN, PROXIES WILL BE VOTED (I) FOR THE ELECTION OF THE NOMINEES NAMED BELOW UNDER THE CAPTION "ELECTION OF DIRECTORS-NOMINEES FOR ELECTION," (II) FOR THE APPROVAL OF AN AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION, AS AMENDED, TO EFFECT A 1-FOR-10 REVERSE STOCK SPLIT, (III) FOR THE APPROVAL OF THE SALE BY THE COMPANY TO JOSEPHINE CHAUS OF AN
AGGREGATE OF UP TO 19,246,705 SHARES OF COMMON STOCK CONSISTING (A) OF 10,510,910 SHARES, ON A POST STOCK SPLIT BASIS, OF COMMON STOCK OF THE COMPANY, IN EXCHANGE FOR APPROXIMATELY $40.5 MILLION OF THE COMPANY'S INDEBTEDNESS TO JOSEPHINE CHAUS, (B) OF 6,988,635 SHARES OF COMMON STOCK OF THE COMPANY, ON A POST STOCK SPLIT BASIS, IN CONNECTION WITH THE EXERCISE BY JOSEPHINE CHAUS OF HER FULL $10.0 MILLION SUBSCRIPTION IN THE RIGHTS OFFERING, AND (C) OF UP TO 1,747,160 SHARES OF COMMON STOCK OF THE COMPANY, ON A POST STOCK SPLIT BASIS, IN CONNECTION WITH THE STANDBY COMMITMENT BY JOSEPHINE CHAUS, (IV) FOR THE ADOPTION BY THE COMPANY OF THE BERNARD CHAUS, INC. 1998 STOCK OPTION PLAN, (V) FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE
& TOUCHE AS AUDITORS FOR THE COMPANY'S FISCAL YEAR ENDING JUNE 30, 1998, AND
(VI) IN THE DISCRETION OF THE PROXIES NAMED ON THE PROXY CARD WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

                      The undersigned acknowledges receipt of the accompanying Proxy Statement dated November 12, 1997.



                      Date:________________________________, 1997

                      _________________________________________________________

                      _________________________________________________________



Signature of Stockholder(s)

                                            (When signing as attorney, trustee,
                                             executor, administrator, guardian,
                                             corporate officer, etc., please
                                             give full title. If more than one
                                             trustee, all should sign. Joint
                                             owners must each sign.)



              PLEASE DATE AND SIGN EXACTLY AS NAME APPEARS ABOVE.

                         I plan |_| I do not plan |_|
                       to attend the 1997 Annual Meeting of Stockholders.

[front]

PROXY                                                              COMMON STOCK

                              BERNARD CHAUS, INC.
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
             OF THE CORPORATION FOR ANNUAL MEETING OF STOCKHOLDERS
                               DECEMBER 8, 1997

                      The undersigned hereby directs CHASE MANHATTAN BANK, Corporate Trustee under the Bernard Chaus, Inc. Corporate Trust which was established to aid in the execution of the Bernard Chaus, Inc. Employee Savings Plan (the "Plan") to vote all of the undersigned's pro rata share of Bernard Chaus, Inc. Common Stock held by the Corporate Trustee under the Plan, at the Annual Meeting of the Stockholders of BERNARD CHAUS, INC., to be held on December 8, 1997 at 10:30 a.m. at the Rihga Royal Hotel, 151 West 54th Street, New York, New York, Winter Garden Room, mezzanine level, and at any adjournment or postponement thereof, on all matters coming before said meeting.


1.   TO ELECT DIRECTORS.

                      Nominees:  Philip G. Barach, Josephine Chaus, Andrew
                                 Grossman, S. Lee Kling and Harvey M. Krueger. (Mark only one of the following boxes.)

                      |_| VOTE FOR all nominees listed above, except vote withheld as to the following nominees (if any):

                             --------------------------------------------------

                      |_|    VOTE WITHHELD from all nominees.

2. To approve an amendment to the Company's Certificate of Incorporation, as amended to effect a reverse stock split (the "Stock Split") of the Company's Common Stock such that every ten (10) shares of Common Stock outstanding on the effective date of the Stock Split would be converted into one (1) share of common stock, of the Company, $.01 par value ("Common
                      Stock"):

                      |_|  VOTE FOR  |_|  VOTE AGAINST |_|  ABSTAIN

3. To approve the sale by the Company to Josephine Chaus of an aggregate of up to 19,246,705 shares of Common Stock consisting (a) of 10,510,910 shares, on a post Stock Split basis, of Common Stock of the Company, in exchange for approximately $40.5 million of the Company's indebtedness to Josephine Chaus consisting of $28.0 million of existing subordinated indebtedness (including accrued interest through January 15, 1998) and $12.5 million of indebtedness which will be owed to her, (b) in connection with the exercise by Josephine Chaus of her full $10.0 million subscription in a rights offering to all holders of Common Stock of the Company, of 6,988,635 shares of Common Stock of the Company, on a post Stock Split basis (the "Rights Offering"), and (c) of up to 1,747,160 shares of Common Stock of the Company, on a post Stock Split basis, in connection with the standby commitment by Josephine Chaus to subscribe for up to an additional $2.5 million of Common Stock if and to the extent that the Company's other stockholders do not purchase at least that amount in the Rights
                      Offering:

                      |_|  VOTE FOR         |_|  VOTE AGAINST       |_| ABSTAIN

4. To approve the adoption by the Company of the Bernard Chaus, Inc. 1998 Stock Option Plan:

                      |_|  VOTE FOR         |_|  VOTE AGAINST       |_| ABSTAIN

5. To ratify the appointment of Deloitte & Touche LLP as the Company's auditors for the Company's fiscal year ending June 30, 1998:

                      |_|  VOTE FOR         |_|  VOTE AGAINST       |_| ABSTAIN

6. At their discretion, upon any other business which may properly come before the meeting or any adjournment thereof.

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This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder.

     IF NO DIRECTIONS ARE GIVEN, PROXIES WILL BE VOTED (I) FOR THE ELECTION OF THE NOMINEES NAMED BELOW UNDER THE CAPTION "ELECTION OF DIRECTORS-NOMINEES FOR ELECTION," (II) FOR THE APPROVAL OF AN AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION, AS AMENDED, TO EFFECT A 1-FOR-10 REVERSE STOCK SPLIT, (III) FOR THE APPROVAL OF THE SALE BY THE COMPANY TO JOSEPHINE CHAUS OF AN AGGREGATE OF UP TO 19,246,705 SHARES OF COMMON STOCK CONSISTING (A) OF
10,510,910 SHARES, ON A POST STOCK SPLIT BASIS, OF COMMON STOCK OF THE COMPANY, IN EXCHANGE FOR APPROXIMATELY $40.5 MILLION OF THE COMPANY'S INDEBTEDNESS TO JOSEPHINE CHAUS, (B) OF 6,988,635 SHARES OF COMMON STOCK OF THE COMPANY, ON A POST STOCK SPLIT BASIS, IN CONNECTION WITH THE EXERCISE BY JOSEPHINE CHAUS OF HER FULL $10.0 MILLION SUBSCRIPTION IN THE RIGHTS OFFERING, AND (C) OF UP TO 1,747,160 SHARES OF COMMON STOCK OF THE COMPANY, ON A POST STOCK SPLIT BASIS, IN CONNECTION WITH THE STANDBY COMMITMENT BY JOSEPHINE CHAUS, (IV) FOR THE ADOPTION BY THE COMPANY OF THE BERNARD CHAUS, INC. 1998 STOCK OPTION PLAN, (V) FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE
& TOUCHE AS AUDITORS FOR THE COMPANY'S FISCAL YEAR ENDING JUNE 30, 1998, AND
(VI) IN THE DISCRETION OF THE PROXIES NAMED ON THE PROXY CARD WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

                      The undersigned acknowledges receipt of the accompanying Proxy Statement dated November 12, 1997.



                      Date:________________________________, 1997


                      _________________________________________________________


                      _________________________________________________________




Signature of Stockholder(s)

                                                      (When signing as
                                                      attorney, trustee,
                                                      executor, administrator,
                                                      guardian, corporate
                                                      officer, etc., please
                                                      give full title. If more
                                                      than one trustee, all
                                                      should sign. Joint
                                                      owners must each sign.)



              PLEASE DATE AND SIGN EXACTLY AS NAME APPEARS ABOVE.

                         I plan |_| I do not plan |_|
                       to attend the 1997 Annual Meeting of Stockholders.